U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2/A
Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
DELTA OIL & GAS, INC.
(Exact name of Registrant as specified in its charter)

Colorado	1311	91-2102350
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2600 144 4th Avenue S.W. Calgary, Alberta, Canada	T2P 3N4
(Name and address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 866-355-3644

Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  |__|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock	13,530,000 shares	$0.55	$7,441,500	$228.45

(1)
Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported as of a specified date (July 12, 2007) within five business days prior to the date of filing this registration statement.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Cane Clark LLP
3273 East Warm Springs Rd., Las Vegas, NV 89120
(702) 312-6255 Fax: (702) 944-7100
Agent for service of process

SUBJECT TO COMPLETION, Dated July 13, 2007

PROSPECTUS
DELTA OIL & GAS, INC.
12,330,000
SHARES OF COMMON STOCK
INITIAL PUBLIC OFFERING

The selling shareholders named in this prospectus are offering up to 13,530,000 shares of common stock being registered by this prospectus. We will not receive any proceeds from the sale of shares in this offering. We have not made any arrangements for the sale of these securities.

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the NASD, under the symbol “DOIG”. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. As a result, the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders. On July 12, 2007, the last sale price of our common stock as reported by the OTCBB was $0.57 per share.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on page 6-12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: July 16, 2007

Summary	4
Risk Factors	5
Because we have experienced operating losses since inception, it is uncertain when, if ever, we will have significant operating income or cash flow from operations sufficient to sustain operations.	5
If we are unable to obtain additional funding, we may be unable to expand our acquisition, exploration and production of natural oil and gas properties.	6
Because exploration, development and drilling efforts are subject to many risks, the operation of our wells may not be profitable or achieve our targeted returns.	6
Because our oil and natural gas reserve data is independently estimated, these estimates may still prove to be inaccurate.	6
Because we cannot control activities on our properties, we may experience a reduction or forfeiture of our interests in some of our non-operated projects as a result of our potential failure to fund capital expenditure requirements.	7
Because we are subject to various governmental regulations and environmental risks, we may incur substantial costs to remain in compliance.	7
Because our business is subject to operating hazards, our business may be adversely affected by the occurrence of any such hazards.	8
In the event that we are unable to successfully compete within our industry, we may not be able to achieve profitable operations.	8
Due to numerous factors beyond our control which could affect the marketability of oil and natural gas, we may be difficulty selling any oil and natural gas.	9
If we are unable to successfully identify, execute or effectively integrate future acquisitions, our results of operations may be negatively affected.	9
Because we presently do not carry liability or title insurance and do not plan to secure any in the future, we are vulnerable to excessive potential claims and loss of title.	10
Because our chief executive officer does not have any significant training and/or experience in oil and natural gas exploration, development, acquisition and production, our financial success could suffer irreparable harm as a result of their decisions and choices.	10
Because our auditor has raised substantial doubt about our ability to continue as a going concern, our business has a high risk of failure.	10
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.	11
Because our common stock is quoted on the over-the-counter bulletin board administered by the NASD and is subject to the "Penny Stock" rules, the level of trading activity in our stock may be reduced.	11
Forward-Looking Statements	11
Use of Proceeds	12
Determination of Offering Price	12
Dilution	12
Selling Shareholders	12
Plan of Distribution	14
Legal Proceedings	15
Directors, Executive Officers, Promoters And Control Persons	15

Summary

Delta Oil & Gas, Inc.

The Company

We were incorporated under the laws of the State of Colorado on January 9, 2001 under the name Delta Oil & Gas, Inc. We are engaged in the exploration, development, acquisition and operation of oil and gas properties. Because oil and gas exploration and development requires significant capital and our assets and resources are limited, we participate in the oil and gas industry through the purchase of small interests in either producing wells, or oil and gas exploration and development projects.

We are an exploration company focused on developing North American oil and natural gas reserves. Our current focus is on the exploration of our land portfolio comprised of working interests in highly prospective acreage in Palmetto Point, Mississippi; Southern Saskatchewan, Canada; the Southern Alberta Foothills area in Canada; and Garvin and McClain counties in Oklahoma.

Our principal office is located at 2600 144 4th Avenue S.W., Calgary, Alberta, Canada T2P 3N4.

Our fiscal year end is December 31.

The Offering

Securities Being Offered	Up to 13,530,000 shares of our common.
Offering Price and Alternative Plan of Distribution
All shares being offered are being sold by existing shareholders without our involvement, so the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
45,940,506 shares of our common stock are issued and outstanding as of June 11, 2007. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	Fiscal Year Ended December 31, 2006 (audited)		Three Months Ended March 31, 2007 (unaudited)
Cash Total Assets Liabilities Total Stockholder’s Equity (Deficit)		$1,668,758 4,388,381 80,161 4,308,220		$1,465,057 4,291,467 41,643 4,249,824
Statement of Operations
Revenue Net Loss for Reporting Period	$ $	1,578,159 275,398	$ $	147,504 630,903

Risk Factors

You should consider each of the following risk factors and any other information set forth herein and in our reports filed with the SEC, including our financial statements and related notes, in evaluating our business and prospects. The risks and uncertainties described below are not the only ones that impact on our operations and business. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial, may also impair our business or operations. If any of the following risks actually occur, our business and financial results or prospects could be harmed. In that case, the value of the Common Stock could decline.

Because we have experienced operating losses since inception, it is uncertain when, if ever, we will have significant operating income or cash flow from operations sufficient to sustain operations.

We suffered net losses since our inception, including net losses of $31,574, $570,050, and $275,398 for the years ended December 31, 2004, 2005, and 2006, respectively. We also incurred a net loss of $630,903 for the three months ended March 31, 2007. These losses are the result of an inadequate revenue stream to compensate for our operating and overhead costs. The volatility underlying the early stage nature of our business and our industry prevents us from accurately predicting future operating conditions and results, and we could continue to have losses. It is uncertain when, if ever, we will have significant operating income or cash flow from operations sufficient to sustain operations. If cash needs exceed available resources additional capital may not be available through public or private equity or debt financings. If we are unable to arrange new financing or generate sufficient revenue from new property acquisitions, we will be unable to continue in our current form and our business will fail.

If we are unable to obtain additional funding, we may be unable to expand our acquisition, exploration and production of natural oil and gas properties.

We will require additional funds to expand our acquisition, exploration and production of natural oil and gas properties. Our management anticipates that current cash on hand is sufficient to fund our continued operations at the current level for the next twelve months from the date of this registration statement. Additional capital will be required to effectively expand our operations and implement our overall business strategy. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct current business operations. If we are unable to obtain additional financing when sought, we will be unable to acquire additional properties and may also be required to curtail our business plan. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Because exploration, development and drilling efforts are subject to many risks, the operation of our wells may not be profitable or achieve our targeted returns.

Exploration, development, drilling and production activities are subject to many risks, including the risk that commercially productive reservoirs will not be discovered. We seek to acquire interests in properties which we believe will result in projects that will add value over time. However, we cannot guarantee that all of our prospects will result in viable projects or that we will not abandon these properties. Additionally, we cannot guarantee that any undeveloped acreage we have an interest in will be profitably developed, that new wells drilled will be productive or that we will recover all or any portion of our investment in such acreage or wells. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net reserves to return a profit after deducting operating and other costs. In addition, wells that are profitable may not achieve our targeted rate of return. Our ability to achieve our target results are dependent upon the current and future market prices for crude oil and natural gas, costs associated with producing oil and natural gas and our ability to add reserves at an acceptable cost.

Because our oil and natural gas reserve data is independently estimated, these estimates may still prove to be inaccurate.

Our reserve estimates are generated each year by an independent consultant. In conducting its evaluation, the consultant evaluates our properties and independently develops proved reserve estimates. There are numerous uncertainties and risks that are inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development expenditures as many factors are beyond our control. Many factors and assumptions are incorporated into these estimates including: expected reservoir characteristics based on geological, geophysical and engineering assessments;

•	future production rates based on historical performance and expected future operating and investment activities;

•	future oil and gas prices and quality and location differentials; and
•	future development and operating costs.

Although we believe the independent consultant’s reserve estimates are reasonably based on the information available to them at the time they prepare their estimates, our actual results could vary materially from these estimated quantities of proved oil and natural gas reserves (in the aggregate and for a particular location), production, revenues, taxes and development and operating expenditures. In addition, these estimates of reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing oil and natural gas prices, operating and development costs and other factors.

Because we cannot control activities on our properties, we may experience a reduction or forfeiture of our interests in some of our non-operated projects as a result of our potential failure to fund capital expenditure requirements.

We do not operate the properties in which we have an interest and we have limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our returns on capital in drilling or acquisition activities and our targeted production growth rate. The success and timing of drilling, development and exploitation activities on properties operated by others depend on a number of factors that are beyond our control, including the operator’s expertise and financial resources, approval of other participants for drilling wells and utilization of technology. In addition, if we are not willing or able to fund our capital expenditures relating to such projects when required by the majority owner or operator, our interests in these projects may be reduced or forfeited.

Because we are subject to various governmental regulations and environmental risks, we may incur substantial costs to remain in compliance.

From time to time, in varying degrees, political developments and U.S. federal and state and Canadian federal and provincial laws and regulations affect our operations. In particular, price controls, taxes and other laws relating to the oil and natural gas industry, changes in these laws and changes in administrative regulations could affect oil and natural gas production, operations and economics. We cannot predict how agencies or courts will interpret existing laws and regulations or the effect of these adoptions and interpretations may have on our business or financial condition.

Our business is subject to laws and regulations promulgated by U.S. federal, state and local authorities and Canadian federal, provincial, and local authorities relating to the exploration for, and the development, production and marketing of, oil and natural gas, as well as safety matters. Legal requirements are frequently changed and subject to interpretation and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We may be required to make significant expenditures to comply with governmental laws and regulations.

Our operations are subject to complex U.S. federal, state and local and Canadian federal state and provincial environmental laws and regulations. Environmental laws and regulations change frequently, and the implementation of new, or the modification of existing, laws or regulations could harm us. The discharge of natural gas, oil, or other pollutants into the air, soil or water may give rise to significant liabilities on our part to the government and third parties and may require us to incur substantial costs of remediation.

Because our business is subject to operating hazards, our business may be adversely affected by the occurrence of any such hazards.

Our operations are subject to risks inherent in the oil and natural gas industry, such as:

•	unexpected drilling conditions including blowouts and explosions;
•	uncontrollable flows of oil, natural gas or well fluids;
•	equipment failures, fires or accidents;
•	pollution and other environmental risks; and
•	shortages in experienced labor or shortages or delays in the delivery of equipment.

These risks could result in substantial losses to us from injury and loss of life, damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Our operations are also subject to a variety of operating risks such as adverse weather conditions and more extensive governmental regulation. These regulations may, in certain circumstances, impose strict liability for pollution damage or result in the interruption or termination of operations.

In the event that we are unable to successfully compete within our industry, we may not be able to achieve profitable operations.

We operate in the highly competitive areas of oil and natural gas exploration, development, acquisition and production. Factors that affect our ability to compete successfully in the marketplace include:

•	seeking to acquire desirable producing properties or new leases for future exploration;
•	the availability of funds and information relating to a property; and
•	marketing of oil and natural gas production;

Our competitors include major integrated oil companies, substantial independent energy companies, and affiliates of major interstate and intrastate pipelines and national and local natural gas gatherers, many of which possess greater financial and other resources than we do. If we are unable to successfully compete against our competitors, our business, prospects, financial condition and results of operation may be adversely affected.

Due to numerous factors beyond our control which could affect the marketability of oil and natural gas, we may experience difficulty selling any oil and natural gas.

The availability of markets and the volatility of product prices are beyond our control and represent a significant risk. The marketability of our production depends upon the availability and capacity of natural gas gathering systems, pipelines and processing facilities. The unavailability or lack of capacity of these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Our ability to generate revenue from oil and natural gas sales also depends on other factors beyond our control. These factors include:

•	the level of domestic production and imports of oil and natural gas;
•	the proximity of natural gas production to natural gas pipelines;
•	the availability of pipeline capacity;
•	the demand for oil and natural gas by utilities and other end users;
•	the availability of alternate fuel sources;
•	the effect of inclement weather, such as hurricanes;
•	state and federal regulation of oil and natural gas marketing; and
•	federal regulation of natural gas sold or transported in interstate commerce.

 If these factors were to change dramatically, our ability to generate revenues from oil and natural gas sales or obtain favorable prices for our oil and natural gas could be adversely affected.

If we are unable to successfully identify, execute or effectively integrate future acquisitions, our results of operations may be negatively affected.

Acquisitions of oil and gas properties have been an important element of our business, and we will continue to pursue acquisitions in the future. In the last year, we have pursued and consummated acquisitions that have provided us opportunities to grow our production and reserves. Although we regularly engage in discussions with, and submit proposals to, acquisition candidates, suitable acquisitions may not be available in the future on reasonable terms. If we do identify an appropriate acquisition candidate, we may be unable to successfully negotiate the terms of an acquisition, finance the acquisition or, if the acquisition occurs, effectively integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of acquired business operations may require a disproportionate amount of management’s attention and our resources. Even if we complete additional acquisitions, continued acquisition financing may not be available or available on reasonable terms, any new properties may not generate revenues comparable to our existing properties, the anticipated cost efficiencies or synergies may not be realized and these properties may not be integrated successfully or operated profitably. The success of any acquisition will depend on a number of factors, including the ability to estimate accurately the recoverable volumes of reserves, rates of future production and future net revenues attainable from the reserves and to assess possible environmental liabilities. Our inability to successfully identify, execute or effectively integrate future acquisitions may negatively affect our results of operations.

Even though we perform a due diligence reviews (including a review of title and other records) of the properties we seek to acquire that we believe is consistent with industry practices, these reviews are inherently incomplete. Even an in-depth review of records and properties may not necessarily reveal existing or potential problems or permit us to become familiar enough with the properties to assess fully their deficiencies and potential. Even when problems are identified, we may assume certain environmental and other risks and liabilities in connection with the acquired properties. The discovery of any material liabilities associated with our acquisitions could harm our results of operations. In addition, acquisitions of properties may require additional debt or equity financing, resulting in additional leverage or dilution of ownership.

Because we presently do not carry liability or title insurance and do not plan to secure any in the future, we are vulnerable to excessive potential claims and loss of title.

We do not maintain insurance against public liability, environmental risks or title. The possibility exists that title to existing properties or future prospective properties may be lost due to an omission in the claim of title. As a result, any claims against us may result in liabilities we will not be able to afford resulting in the failure of our business.

Because our chief executive officer does not have any significant training and/or experience in oil and natural gas exploration, development, acquisition and production, our financial success could suffer irreparable harm as a result of their decisions and choices.

Mr. Douglas Bolen, our chief executive officer, does not have any significant training or experience with oil and natural gas exploration, development, acquisition and production. With no direct training or experience in these areas, our chief executive officer may not be fully aware of many of the specific requirements related to working within this industry. Our management’s decisions and choices may fail to take into account standard engineering or managerial approaches oil and gas companies commonly utilize. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

Because our auditor has raised substantial doubt about our ability to continue as a going concern, our business has a high risk of failure.

As noted in our financial statements, we have only recently commenced operations. The audit report of Telford Sadovnick, P.L.L.C., Certified Public Accountants issued a going concern opinion and raised substantial doubt as to our continuance as a going concern. When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets. This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time.

The success of our business operations depends upon our ability to obtain additional capital for obtaining producing oil and gas properties through either the purchase of producing wells or successful exploration activity. We plan to seek additional financing through debt and/or equity financing arrangements to secure funding for our operations. There can be no assurance that such additional financing will be available to us on acceptable terms or at all. It is not possible at this time for us to predict with assurance the outcome of these matters. If we are not able to successfully complete the development of our business plan and attain sustainable profitable operations, then our business will fail.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because our common stock is quoted on the over-the-counter bulletin board administered by the NASD and is subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on the over-the-counter bulletin board administered by the NASD). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

All shares being offered will be sold by existing shareholders without our involvement, consequently the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 13,530,000 shares of common stock offered through this prospectus. The selling shareholders purchased their shares in a private transaction from an affiliate of the company. At the time of the purchase, the selling shareholders had no agreements or understandings to distribute the securities.

The following table provides information regarding the beneficial ownership of our common stock held by each of the seven (7) selling shareholders as of June 11, 2007, including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered by each;
3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 45,940,506 shares of common stock outstanding on June 11, 2007.

Name and Address of Selling Shareholder	Shares Owned Prior to This Offering	Total Number Of Shares To Be Offered For Selling Shareholder Account	Total Shares To Be Owned Upon Completion of This Offering	Percent Owned Upon Completion Of This Offering
Johannes Altenburg Landstrasse Haupstrasse 6 1030 Wien Austria	2,220,000	2,220,000	0	0%
Rahn Bodmer Talstrasse 15, P.O. Box CH-8022 Zurich	2,100,000	2,100,000	0	0%
Maria Antonia Croy Reisnerstrasse 41 1030 Wien, Austria	2,150,000	2,150,000	0	0%
Konstantin Fundulus Mittweg 1 60318 Frankfurt, Germany	2,000,000	2,000,000	0	0%
Investor Relation Services, Inc. 120 Flagler Ave New Smyrma Beach, FL 32169	60,000	60,000	0	0%
Evelyne Pranter Praterstrasse 2 1020 Wien Austria	2,250,000	2,250,000	0	0%
Peter Von Gans Ferme de la Madeleine Issigny sur Mer France, 14230	1,550,000	1,550,000	0	0%
Douglas Bolen Suite 300-1055 West Hastings St. Vancouver, B.C. V6E 2E9	950,000	950,000	0	0%
Kulwant Sandher 604-700 West Pender Street Vancouver, B.C. V3C 1G8	250,000	250,000	0	0%

Except as set forth below, none of the selling shareholders;
(1)	has had a material relationship with us other than as a shareholder at any time within the past three years;
(2)	has been one of our officers or directors; or
(3)	are broker-dealers or affiliates of broker-dealers.

Douglas N. Bolen has served as our Chief Executive Officer and Director since April 15, 2004.

Kulwant Sandher has served as our Chief Financial Officer since January 18, 2007.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales,
5.	in any combination of these methods of distribution; or
6.	any other method permitted by applicable law.

Our common stock is quoted on the over-the-counter bulletin board administered by the NASD (“OTCBB”), so the offering price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders. The sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock, or;
3.	such other price as the selling shareholders determine from time to time.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders, or if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. Under such circumstance, all unidentified security holders will be identified in pre-effective or post-effective amendment(s) or prospectus supplement(s), as applicable.
We can provide no assurance that all or any of the common stock offered being registered hereby will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings. We are not aware of any pending legal proceeding to which any of our officers, directors, or any beneficial holders of 5% or more of our voting securities are adverse to us or have a material interest adverse to us.

Our agent for service of process in Colorado is National Registered Agents, Inc., 1535 Grant St Ste 135, Denver, CO 80203.

Directors, Executive Officers, Promoters And Control Persons

Our executive officers and directors and their respective ages as of June 29, 2007 are as follows:

Name	Age	Position(s) and Office(s) Held
Douglas N. Bolen	41	President, Chief Executive Officer, Principal Executive Officer & Director
Kulwant Sandher	45	Chief Financial Officer and Principal Financial Officer

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Douglas N. Bolen. Mr. Douglas Bolen has been our Chief Executive Officer and Director since April 15, 2004. Mr. Bolen received a Bachelor of Arts from the University of Regina, Saskatchewan in 1991 and his Bachelor of Laws from the University of Saskatchewan in 1995. Mr. Bolen is a member in good standing of the Law Society of Saskatchewan, the Regina Bar Association and the Canadian Bar Association. From 1995 to 1999, Mr. Bolen articled and practiced law at Balfour Moss, Barristers and Solicitors, a large Regina, Canada based law firm with a practice concentration in the area of Corporate Commercial law. From 1999 to the present, Mr. Bolen has been providing consulting services to small to medium sized US based businesses.

Kulwant Sandher. Mr. Sandher is a Chartered Accountant in both England and Canadian jurisdictions. Mr. Sandher was appointed as President and Chief Financial Officer of Turner Valley Oil & Gas Inc. on August 2004 and continues in serve in these positions. From April 17, 2006 to the present, Mr. Sandher has acted as Chief Financial Officer and as a member of the board of directors of The Stallion Group. From May 2004 to March 2006, Mr. Sandher served as Chief Operating Officer and Chief Financial Officer of Marketrend Interactive Inc. Mr. Sandher acted as Chief Financial Officer of Serebra Learning Corporation, a public company on the TSX VE, from September 1999 to October 2002.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our officers and directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of July 12, 2007, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 45,940,506 shares of common stock issued and outstanding on July 12, 2007.

Title of class	Name and address of beneficial owner (1)	Amount of beneficial ownership	Percent of class*
Executive Officers & Directors:
Common	Douglas N. Bolen	950,000 shares	2.1%
Common	Kulwant Sandher	250,000 shares	0.2%
Total of All Directors and Executive Officers:		1,200,000 shares	2.3%
More Than 5% Beneficial Owners:
None.

(1)
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

Description of Securities

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 25,000,000 shares of preferred stock, with a par value of $0.001 per share. As of July 12, 2007, there were 45,940,506 shares of our common stock issued and outstanding. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We currently have no preferred shares issued and outstanding. Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our Articles of Incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. We have not paid a dividend with respect to our common stock since our incorporation. We do not expect to pay a dividend on our common stock in the foreseeable future.

Our ability to pay dividends is restricted by provisions of the Colorado Business Corporation Act which provides that a Colorado corporation may only pay dividends if, after giving effect to the dividend, the corporation would be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than its total liabilities plus the amount that would be needed (if dissolution were to occur at the time of the dividend) to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend. At the present time, there are no shareholders who have any preferential rights.

Share Purchase Warrants

As at March 31, 2007, share purchase warrants outstanding for the purchase of common shares as follows:

WARRANTS OUTSTANDING
EXERCISE PRICE	NUMBER OF SHARES	EXPIRY DATE
$ 1.50 $ 3.00	2,483,985 727,271	February 1, 2010 April 30, 2009

Options

The following table summarizes information about the stock options outstanding at March 31, 2007:

OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
EXERCISE PRICE	NUMBER OF SHARES	REMAINING CONTRACTUAL LIFE (YEARS)	NUMBER OF SHARES
$ 0.75 $ 0.75	240,000 300,000	1.97 2.84	176,000 75,000

Convertible Securities

Except as described above, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

Our transfer agent is Pacific Stock Transfer Corp. and their offices are located at 500 E. Warm Springs Rd., Suite 240, Las Vegas, Nevada 89119. The telephone number for Pacific Stock Transfer Corp. is 702-361-3033.

Colorado Anti-Takeover Laws

Pursuant to the Colorado Business Corporation Act (“CBCA”), amendments to the Colorado Articles of Incorporation must be submitted to a shareholder vote if proposed either by the board of directors or by the holders of shares representing at least 10% of all of the votes entitled to be cast on the amendment. The board of directors is generally required to recommend the amendment to the shareholders, except if the amendment is proposed by the shareholders or if the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation. Among other consequences, this aspect of the CBCA may limit the effectiveness of any anti-takeover provisions contained in a corporation’s articles of incorporation. Our Articles of Incorporation do not impose any supermajority voting requirements upon proposed amendments to the articles. To approve all other amendments, our Bylaws and the CBCA provide that the affirmative vote of a majority of the shares represented at a meeting (at which a quorum is present) is necessary.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane Clark LLP, our independent legal counsel, has provided an opinion on the validity of our common stock.

Telford Sadovnick, PLLC, Certified Public Accountants, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Telford Sadovnick, PLLC has presented their report with respect to our audited financial statements. The report of Telford Sadovnick, PLLC is included in reliance upon their authority as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Organization within the Last Five Years

We were incorporated under the laws of the State of Colorado on January 9, 2001 under the name Delta Oil & Gas, Inc. We are engaged in the exploration, development, acquisition and operation of oil and gas properties. Because oil and gas exploration and development requires significant capital and our assets and resources are limited, we participate in the oil and gas industry through the purchase of small interests in either producing wells or oil and gas exploration and development projects.

Description of Business

Principal Place of Business

Our principal offices are located at 2600 144 4th Avenue S.W., Calgary, Alberta, Canada T2P 3N4.

Overview

We are an exploration company focused on developing North American oil and natural gas reserves. Our current focus is on the exploration of our land portfolio comprised of working interests in highly prospective acreage in Palmetto Point, Mississippi; Southern Saskatchewan, Canada; the Southern Alberta Foothills area in Canada; and Garvin and McClain counties in Oklahoma.

Liberty Valance Well

On February 7, 2001, we acquired an 8.9% working interest in a production gas well called the Liberty Valance RD1 Gas Unit (“Liberty Valance” or the “well”). The well was located in the Rancho Capay Gas Field in Glenn County, California. We acquired this well for $90,000.

Based upon a reserve report, reserves in the Liberty Valance Well were estimated at 1,032 (MCF) on December 31, 2006 translating in an estimate of $123 for the standardized measure of discounted cash flows remaining from reserves as of December 31, 2006. The operator of the well markets each non−operator's share of gas production from the well and deducts all royalty burdens and operating expenses prior to the distribution of revenues. The Liberty Valance well generated revenue of $2,870 during the year ended December 31, 2006. On January 1, 2007, we sold our remaining interest in the Liberty Valance Well for forgiveness of abandonment costs associated with the well.

Todd Creek Prospect and Hillspring Prospect

On November 26, 2004, through our wholly-owned Canadian subsidiary, Delta Oil & Gas (Canada), Inc., we entered into two agreements (the "Agreements") with Win Energy Corporation, ("Win"), an Alberta based Oil & Gas Exploration Company, in order to acquire an interest in lands and leases owned by Win. On or about January 25, 2005, we paid Win the full purchase price set forth in the Agreements and acquired a working interest in two prospective properties known as Todd Creek and Hillspring. Both properties are located approximately 90 miles south of Calgary, Alberta in the Southern Alberta Foothills belt.

Todd Creek Prospect

On January 25, 2005, we acquired a 20% working interest in 13.75 sections of land (8800 acres) in Todd Creek for the purchase price of $597,263. We also have an option to acquire an additional

15% interest in 7 additional sections of land (4,480 acres). This option terminated on December 31, 2006.

Included in the acquisition is a test well that has been drilled and cased. Under the terms of this agreement, Win shall assume all costs of drilling and completing or abandoning the test well up to gross costs of $1,330,000. Thereafter, we will assume responsibility for 20% of all costs, risks, and expenses relating to the test well. As at March 31, 2007, we paid cash call of $257,674 as our share of costs for the proposed drilling program.

During the second quarter of 2005, a well located in Todd Creek property was drilled to a specifically targeted depth. This well is located in 13-28-9-2W5 in Alberta, Canada and we will refer to this well as the “13-28 well.” The 13-28 well was evaluated and tested. The operator encountered gas reservoirs and concluded that this well is a potential gas well. This well was tied into a newly constructed gas processing plant and production commenced in September 2006. The revenue received from this well was $14,123 for the three months ended March 31, 2007.

In January 2007, we completed the drilling of a second well in the Todd Creek Prospect located in 13-33-8-2 in Alberta, Canada and we will refer to this well as the “13-33 well.” Independent reserves reports we commissioned indicate that no economic hydrocarbons are present and therefore we have transferred the well costs to proved reserves and subsequently depleted the cost in accordance with our accounting policy.

Hillspring Prospect

On January 25, 2005, we acquired a 10% working interest in one section of land (640 acres) in Hillspring for the purchase price of $414,766. It is now anticipated that a test well will be drilled on our property interest in 2007.

Our acquisition of an interest in Hillspring Prospect included an option to acquire an additional 10% working interest in 1.25 sections in the immediate area for the sum of $207,833 (US dollars). This option expired on July 1, 2005, but was later extended to December 29, 2006, and we decided not to extend this option further.

Strachan Prospect

On September 23, 2005, we entered into a Farmout Agreement (“Agreement”) with Odin Capital Inc. (“Odin”), a Calgary, Alberta corporation. A former member of our board of directors, Mr. Philipchuk, maintains a 50% ownership interest in Odin. Odin has the right to acquire an oil and gas leasehold interests in certain lands located in Section 9, Township 38, Range 9, West of the 5th Meridian, Alberta, Canada (“Section 9”) upon incurring expenditures for drilling and testing on the property. In exchange for us paying 4.0000% of all costs associated with drilling, testing, and completing the test well on the property which we refer to as the Leduc formation test well, we will have earned:

a)	in the Spacing Unit for the Earning Well:

i)	a 2.000% interest in the petroleum and natural gas below the base of the Mannville excluding natural gas in the Leduc formation; and

ii)
a 4.000% interest in the natural gas in the Leduc formation before payout subject to payment of the Overriding Royalty which is convertible upon payout at royalty owners option to 50% of our Interest; and

b)	a 1.600% interest in the rights below the base of the Shunda formation in Section 10, Township 38, Range 9W5M.

c)	a 1.289% interest in the rights below the base of the Shunda formation in Section 15 and 16, Township 38, Range 9W5M, down to the base of the deepest formation penetrated.

On October 6, 2005, drilling commenced Leduc formation test well. Under the terms of the Agreement, we advanced 110% of the anticipated costs prior to drilling. The total costs advanced by us prior to drilling were $347,431. The well was drilled to the targeted depth of 13,650 feet. Based on results indicating the presence of a potential gas well, the operator inserted casing into the total depth of the well and will perform a full testing program. We are awaiting information from the operator as to when the full testing program will be completed. If the additional testing returns positive results, this well will be tied a nearby pipeline to accommodate the natural gas production.

Palmetto Point Prospect - 12 Wells

On February 21, 2006, we entered into an agreement (the “Agreement”) with 0743608 B.C. Ltd., (“Assignor”) a British Columbia based oil and gas exploration company, in order to accept an assignment of the Assignor’s ten percent (10%) gross working and revenue interest in a ten-well drilling program (the “Drilling Program”) to be undertaken by Griffin & Griffin Exploration L.L.C., (“Griffin”) a Mississippi based exploration company. Under the terms of the Agreement, we paid the Assignor $425,000 as payment for the assignment of the Assignor’s 10% gross working and revenue interest in the Drilling Program. We also entered into a Joint Operating Agreement directly with Griffin on February 24, 2006.

The Initial Drilling Program on ten (10) wells on the acquired property interest has been completed by Griffin. The prospect area owned or controlled by Griffin on which the initial ten wells was drilled, is comprised of approximately 1,273 acres in Palmetto Point, Mississippi. To date, ten wells have been drilled, 7 of which are producing, 3 of which are expected to produce but are currently waiting to be tied into the pipeline. and 2 of which were not commercially viable and were plugged and abandoned. We elected to participate in an additional two well program which has also been completed. With respect to the two additional wells at this same location, it appears that these well contains reserves suitable for commercial production. These wells are waiting to be tied into a nearby pipeline. Total revenue received from these wells for the year ended December 31, 2006 was $17,485. Total revenue received from these wells for the three months ended March 31, 2007 was $7,262.

Palmetto Point Prospect - 50 wells

During the fiscal quarter ended September 30, 2006, we entered into a joint venture agreement to acquire an interest in a drilling program comprising of up to 50 natural gas and/or oil wells. The area in which the proposed wells are to be drilled in approximately 300,000 gross acres location between Southwest Mississippi and Northeastern Louisiana. Drilling commenced in the first week of September 2006. The site of the first 20 proposed wells are located within range to tie into existing pipeline infrastructure should the wells be suitable for commercial production. The drilling program is being conducted by Griffin in its capacity as operator. We have agreed to pay 10% of all prospect fees, mineral leases, surface leases, and drilling and completion costs to earn a net 8% share of all production zones to the base of a geological formation referred to as the Frio formation and 7.5% of all production to the base of a geological formation referred to as the Wilcox formation. The cost during the quarter ending September 30, 2006 amounted to $100,000. During the fourth quarter of fiscal 2006, we made additional payments of $300,000 to be employed in the further development of prospects on lands in Mississippi and Louisiana in accordance with the terms of the operating agreement.

We have drilled seven wells of which two have been abandoned (Dixon #1 and Randall #1). Of the successful 5 wells, Redbug #1 (CMR USA) and Faust #1 (TEC#1) are producing and Buffalo River #1, Redbug #2 and Buffalo River #2 are awaiting connection to the nearby pipeline for production. Total revenue received from these wells for the three months ended March 31, 2007 was $3,792.

Wordsworth Prospect

On April 10, 2006, we entered into a farmout, option and participation letter agreement (“FOP Agreement”) where we acquired a 15% working interest in certain leasehold interests located in southeast Saskatchewan, Canada referred to as the Wordsworth area for the purchase price of $152,724. We are responsible for our proportionate share of the costs associated with drilling, testing, and completing the first test well on the property. In exchange for us paying our proportionate share of the costs associated with drilling, testing, and completing the first test well on the property, we earned a 15% working interest before payout and a 7.5% working interest after payout on the Wordsworth prospect. Payout refers to the return of our initial investment in the property. In addition, we also acquired an option to participate and acquire a working interest in a vertical test well drilled to 1200 meters to test the Mississippian (Alida) formation in LSD 13 of section 24, township 7, range 3 W2.

During June 2006, the first well was drilled to a horizontal depth of 2033 meters in the Wordsworth prospect. The initial drilling of this well and subsequent testing revealed that this well contains oil reserves suitable for commercial production. In June 2006, this initial well was producing as a flowing oil well. Revenue generated from this well for the year ended December 31, 2006 was $223,613. Revenue generated from this well for the three months ended March 31, 2007 was $50,139.

The second horizontal well was drilled in May 2007. Initial logs indicated hydrocarbon showings in an oil bearing zone estimated to be approximately 770 feet in the horizontal section. However, due to the high water content in fluid removed from this well, the operator determined that it was not commercially productive and will be abandoned.

The operator has indicated that based on the success to date, it expects to drill one additional well every quarter for the next year.

Owl Creek Prospect

On June 1, 2006, we entered into an Assignment Agreement with Brinx Resources, Ltd., (“Brinx”) a Nevada Oil & Gas Exploration Company, in order to acquire a working interest in lands and leases owned by Brinx. The purchase price of $300,000 for the assignment and options to acquire future interests has been paid in full. We paid a further $68,987 for our proportion of costs associated with the completion of the first well. The lands are located in Garvin & McClain Counties, Oklahoma and we refer to the lands as the “Owl Creek Prospect.”

Pursuant to the terms of the Assignment Agreement, we acquired a 20% working interest in an oil well drilled at the Owl Creek Prospect and we refer to the “Powell #2.” The Powell #2 was drilled to total depth of 5,617 feet on May 18, 2006 and underwent testing. Based upon the positive result of the testing on the Powell #2 well, this well was completed and commercial production has commenced. Under the terms of the Assignment Agreement, we are responsible for our proportionate share of the costs of completion and tie-in for production of the Powell #2 well. Initially after the well was completed, the Powell #2 well began flowing natural oil and gas under its own pressure without the assistance of a pump. The flow rates of the Powell #2 well have fluctuated significantly. Revenue generated from this well for the year ended December 31, 2006 was $265,062. Revenue generated from this well for the three months ended March 31, 2007 was $76,603.

Based upon the positive results of the Powell #2 well, an additional well we refer to as the “Isbill #1-36” was drilled and reached its targeted depth in September 2006. However, test results showed that the well will not be commercially viable, therefore the well was abandoned and all costs were transferred to proved reserves and subsequently depleted in accordance with the our accounting policy.

We were also granted an option to earn a 20% working interest in any future wells to be drilled on the 1,120 acres of land in Garvin & McClain Counties, USA which make up the Owl Creek Prospect. Lastly, we received an option to earn a 20% working interest in any future wells to be drilled on any land of mutual interest acquired by the Owl Creek participants in and around the same area. The working interest in future wells is earned by paying 20% of the costs of drilling and completing each additional well.

In January 2007, we commenced drilling of another well we will refer to as the “Isbill#2-36” well. Our 20% working interest in the Isbill#2-36 well cost $157,437. The Isbill#2-36 well was drilled to approximately 5,900 feet and encountered two potential pay zones and is a direct offset well to the Powell #2 which is currently producing.

2006-3 Drilling Program - 5 Wells

On April 17, 2007, we entered into an agreement with Ranken Energy Corporation to participate in a five well drilling program at Garvin and Murray Counties, Oklahoma (the “2006-3 drilling Program”) The leases secured and/or lands to be pooled for this drilling program total approximately 820 net acres. We have agreed to take a 10% working interest in this program. To date, we have paid the sum of $113,700 and anticipate that our total costs to successfully complete this drilling program will be approximately $618,330. Drilling is expected to commence during summer 2007.

Market for Our Products and Services

Each oil and gas property that we now own and those that we may later acquire a percentage of interest in, will have an operator who will be responsible for marketing production. However, the Liberty-Valance well is subject to contractual restrictions that require that non-operators such as us consent to the terms and conditions of any sales contract before it is entered into.

The availability of a ready market for oil and gas, and the prices of such oil and gas, depends upon a number of factors, which are beyond our control. These include, among other things:

•	the level of domestic production;
•	actions taken by foreign oil and gas producing nations;
•	the availability of pipelines with adequate capacity;
•	the availability and marketing of other competitive fuels;
•	fluctuating and seasonal demand for oil, gas and refined products; and
•
the extent of governmental regulation and taxation (under both present and future legislation) of the production, importation, refining, transportation, pricing, use and allocation of oil, gas, refined products and alternative fuels.

In view of the many uncertainties affecting the supply and demand for crude oil, gas and refined petroleum products, it is not possible to predict accurately the prices or marketability of the gas and oil produced for sale.

Competition

The oil producing properties and exploratory drilling prospects, and gas industry is highly competitive in all its phases. Properties in which we have an interest will encounter strong competition from many other oil and gas producers, including many that possess substantial financial resources, in acquiring economically desirable producing properties and exploratory drilling prospects, and in obtaining equipment and labor to operate and maintain their properties.

Patents, Licenses, Trademarks, Franchises, Concessions, Royalty Agreements, or Labor Contracts

We do not own, either legally or beneficially, any patent or trademark.

Research and Development

We did not incur any research and development expenditures in the fiscal years ended December 31, 2006 or 2005.

Existing and Probable Governmental Regulation

We monitor and comply with current government regulations that affect our activities, although our operations may be adversely affected by changes in government policy, regulations or taxation. There can be no assurance that we will be able to obtain all of the necessary licenses and permits that may be required to carry out our exploration and development programs. It is not expected that any of these controls or regulations will affect our operations in a manner materially different than they would affect other natural gas and oil companies operating in the areas in which we operate.

United States Government Regulation

The United States federal government and various state and local governments have adopted laws and regulations regarding the protection of human health and the environment. These laws and regulations may require the acquisition of a permit by operators before drilling commences, prohibit drilling activities on certain lands lying within wilderness areas, wetlands, or where pollution might cause serious harm, and impose substantial liabilities for pollution resulting from drilling operations, particularly with respect to operations in onshore and offshore waters or on submerged lands. These laws and regulations may increase the costs of drilling and operating wells. Because these laws and regulations change frequently, the costs of compliance with existing and future environmental regulations cannot be predicted with certainty.

The transportation and certain sales of natural gas in interstate commerce are heavily regulated by agencies of the federal government. Production of any oil and gas by properties in which we have an interest will be affected to some degree by state regulations. States have statutory provisions regulating the production and sale of oil and gas, including provisions regarding deliverability. Such statutes and the regulations are generally intended to prevent waste of oil and gas and to protect correlative rights to produce oil and gas between owners of a common reservoir. State regulatory authorities may also regulate the amount of oil and gas produced by assigning allowable rates of production to each well or pro-ration unit.

Any exploration or production on Federal land will have to comply with the Federal Land Management Planning Act which has the effect generally of protecting the environment. Any exploration or production on private property whether owned or leased will have to comply with the Endangered Species Act and the Clean Water Act. The cost of complying with environmental concerns under any of these acts varies on a case by case basis. In many instances the cost can be prohibitive to development. Environmental costs associated with a particular project must be factored into the overall cost evaluation of whether to proceed with the project.

Canadian Government Regulation

The natural gas and oil industry is subject to extensive controls and regulations imposed by various levels of government. It is not expected that any of these controls or regulations will affect our operations in a manner materially different than they would affect other natural gas and oil companies of similar size.

Pricing and Marketing Natural Gas

In Canada, the price of natural gas sold in interprovincial and international trade is determined by negotiation between buyers and sellers. Natural gas exported from Canada is subject to regulation by the NEB and the Government of Canada. Exporters are free to negotiate prices and other terms with purchasers, provided that the export contracts continue to meet certain criteria prescribed by the NEB and the Government of Canada. Natural gas exports for a term of less than two years or for a term of two to 20 years (in quantities of not more than 30,000 m3/day), must be made pursuant to an NEB order. Any natural gas export to be made pursuant to a contract of longer duration (to a maximum of 25 years) or a larger quantity requires an exporter to obtain an export license from the NEB and the issue of such a license requires the approval of the Governor in Council.

The government of Alberta also regulates the volume of natural gas that may be removed from the province for consumption elsewhere based on such factors as reserve availability, transportation arrangements and market considerations.

Royalties and Incentives

In addition to federal regulation, each province has legislation and regulations that govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of natural gas and oil production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee. Crown royalties are determined by government regulation and are generally calculated as a percentage of the value of the gross production, and the rate of royalties payable generally depends in part on prescribed reference prices, well productivity, geographical location, field discovery date and the type or quality of the petroleum product produced.

Land Tenure

Crude natural gas and oil located in the western provinces is owned predominantly by the respective provincial governments. Provincial governments grant rights to explore for and produce natural gas and oil pursuant to leases, licenses and permits for varying terms from two years and on conditions set forth in provincial legislation including requirements to perform specific work or make payments. Natural gas and oil located in such provinces can also be privately owned and rights to explore for and produce such natural gas and oil are granted by lease on such terms and conditions as may be negotiated.

Compliance with Environmental Laws

We did not incur any costs in connection with the compliance with any federal, state, or local environmental laws. However, costs could occur at any time through industrial accident or in connection with a terrorist act or a new project. Costs could extend into the millions of dollars for which we could be totally liable. In the event of liability, we would be entitled to contribution from other owners so that our percentage share of a particular project would be the percentage share of our liability on that project. However, other owners may not be willing or able to share in the cost of the liability. Even if liability is limited to our percentage share, any significant liability would wipe out our assets and resources.

Employees

We have no employees other than our Chief Executive Officer, Mr. Douglas Bolen, and our Chief Financial Officer, Mr. Kulwant Sandher.

Management’s Discussion and Analysis

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believes,” “project,” “expects,” “anticipates,” “estimates,” “intends,” “strategy,” “plan,” “may,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with those safe-harbor provisions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Further information concerning our business, including additional factors that could materially affect our financial results, is included herein and in our other filings with the SEC.

Overview

We were incorporated under the laws of the State of Colorado on January 9, 2001 under the name Delta Oil & Gas, Inc. We are engaged in the exploration, development, acquisition and operation of oil and gas properties. Because oil and gas exploration and development requires significant capital and our assets and resources are limited, we participate in the oil and gas industry through the purchase of small interests in either producing wells or oil and gas exploration and development projects.

Business of Issuer

We are an exploration company focused on developing North American oil and natural gas reserves. Our current focus is on the exploration of our land portfolio comprised of working interests in highly prospective acreage in Palmetto Point, Mississippi; Southern Saskatchewan, Canada; the Southern Alberta Foothills area in Canada; and Garvin and McClain counties in Oklahoma.

Liberty Valance Well

On February 7, 2001, we acquired an 8.9% working interest in a production gas well called the Liberty Valance RD1 Gas Unit (“Liberty Valance” or the “well”). The well was located in the Rancho Capay Gas Field in Glenn County, California. We acquired this well for $90,000.

Based upon a reserve report, reserves in the Liberty Valance Well were estimated at 1,032 (MCF) on December 31, 2006 translating in an estimate of $123 for the standardized measure of discounted cash flows remaining from reserves as of December 31, 2006. The operator of the well markets each non−operator's share of gas production from the well and deducts all royalty burdens and operating expenses prior to the distribution of revenues. The Liberty Valance well generated revenue of $2,870 during the year ended December 31, 2006. On January 1, 2007, we sold our remaining interest in the Liberty Valance Well for forgiveness of abandonment costs associated with the well.
Todd Creek Prospect and Hillspring Prospect

On November 26, 2004, through our wholly-owned Canadian subsidiary, Delta Oil & Gas (Canada), Inc., we entered into two agreements (the "Agreements") with Win Energy Corporation, ("Win"), an Alberta based Oil & Gas Exploration Company, in order to acquire an interest in lands and leases owned by Win. On or about January 25, 2005, we paid Win the full purchase price set forth in the Agreements and acquired a working interest in two prospective properties known as Todd Creek and Hillspring. Both properties are located approximately 90 miles south of Calgary, Alberta in the Southern Alberta Foothills belt.

Todd Creek Prospect

On January 25, 2005, we acquired a 20% working interest in 13.75 sections of land (8800 acres) in Todd Creek for the purchase price of $597,263. We also have an option to acquire an additional

15% interest in 7 additional sections of land (4,480 acres). This option terminated on December 31, 2006.

Included in the acquisition is a test well that has been drilled and cased. Under the terms of this agreement, Win shall assume all costs of drilling and completing or abandoning the test well up to gross costs of $1,330,000. Thereafter, we will assume responsibility for 20% of all costs, risks, and expenses relating to the test well. As at March 31, 2007, we paid cash call of $257,674 as our share of costs for the proposed drilling program.

During the second quarter of 2005, a well located in Todd Creek property was drilled to a specifically targeted depth. This well is located in 13-28-9-2W5 in Alberta, Canada and we will refer to this well as the “13-28 well.” The 13-28 well was evaluated and tested. The operator encountered gas reservoirs and concluded that this well is a potential gas well. This well was tied into a newly constructed gas processing plant and production commenced in September 2006. The revenue received from this well was $14,123 for the three months ended March 31, 2007.

In January 2007, we completed the drilling of a second well in the Todd Creek Prospect located in 13-33-8-2 in Alberta, Canada and we will refer to this well as the “13-33 well.” Independent reserves reports we commissioned indicate that no economic hydrocarbons are present and therefore we have transferred the well costs to proved reserves and subsequently depleted the cost in accordance with our accounting policy.

Hillspring Prospect

On January 25, 2005, we acquired a 10% working interest in one section of land (640 acres) in Hillspring for the purchase price of $414,766. It is now anticipated that a test well will be drilled on our property interest in 2007.

Our acquisition of an interest in Hillspring Prospect included an option to acquire an additional 10% working interest in 1.25 sections in the immediate area for the sum of $207,833 (US dollars). This option expired on July 1, 2005, but was later extended to December 29, 2006, and we decided not to extend this option further.

Strachan Prospect

On September 23, 2005, we entered into a Farmout Agreement (“Agreement”) with Odin Capital Inc. (“Odin”), a Calgary, Alberta corporation. A former member of our board of directors, Mr. Philipchuk, maintains a 50% ownership interest in Odin. Odin has the right to acquire an oil and gas leasehold interests in certain lands located in Section 9, Township 38, Range 9, West of the 5th Meridian, Alberta, Canada (“Section 9”) upon incurring expenditures for drilling and testing on the property. In exchange for us paying 4.0000% of all costs associated with drilling, testing, and completing the test well on the property which we refer to as the Leduc formation test well, we will have earned:

a)	in the Spacing Unit for the Earning Well:

i)	a 2.000% interest in the petroleum and natural gas below the base of the Mannville excluding natural gas in the Leduc formation; and

ii)
a 4.000% interest in the natural gas in the Leduc formation before payout subject to payment of the Overriding Royalty which is convertible upon payout at royalty owners option to 50% of our Interest; and

b)	a 1.600% interest in the rights below the base of the Shunda formation in Section 10, Township 38, Range 9W5M.

c)	a 1.289% interest in the rights below the base of the Shunda formation in Section 15 and 16, Township 38, Range 9W5M, down to the base of the deepest formation penetrated.

On October 6, 2005, drilling commenced Leduc formation test well. Under the terms of the Agreement, we advanced 110% of the anticipated costs prior to drilling. The total costs advanced by us prior to drilling were $347,431. The well was drilled to the targeted depth of 13,650 feet. Based on results indicating the presence of a potential gas well, the operator inserted casing into the total depth of the well and will perform a full testing program. We are awaiting information from the operator as to when the full testing program will be completed. If the additional testing returns positive results, this well will be tied a nearby pipeline to accommodate the natural gas production.

Palmetto Point Prospect - 12 Wells

On February 21, 2006, we entered into an agreement (the “Agreement”) with 0743608 B.C. Ltd., (“Assignor”) a British Columbia based oil and gas exploration company, in order to accept an assignment of the Assignor’s ten percent (10%) gross working and revenue interest in a ten-well drilling program (the “Drilling Program”) to be undertaken by Griffin & Griffin Exploration L.L.C., (“Griffin”) a Mississippi based exploration company. Under the terms of the Agreement, we paid the Assignor $425,000 as payment for the assignment of the Assignor’s 10% gross working and revenue interest in the Drilling Program. We also entered into a Joint Operating Agreement directly with Griffin on February 24, 2006.

The Initial Drilling Program on ten (10) wells on the acquired property interest has been completed by Griffin. The prospect area owned or controlled by Griffin on which the initial ten wells was drilled, is comprised of approximately 1,273 acres in Palmetto Point, Mississippi. To date, ten wells have been drilled, 7 of which are producing, 3 of which are expected to produce but are currently waiting to be tied into the pipeline. and 2 of which were not commercially viable and were plugged and abandoned. We elected to participate in an additional two well program which has also been completed. With respect to the two additional wells at this same location, it appears that these well contains reserves suitable for commercial production. These wells are waiting to be tied into a nearby pipeline. Total revenue received from these wells for the year ended December 31, 2006 was $17,485. Total revenue received from these wells for the three months ended March 31, 2007 was $7,262.

Palmetto Point Prospect - 50 wells

During the fiscal quarter ended September 30, 2006, we entered into a joint venture agreement to acquire an interest in a drilling program comprising of up to 50 natural gas and/or oil wells. The area in which the proposed wells are to be drilled in approximately 300,000 gross acres location between Southwest Mississippi and Northeastern Louisiana. Drilling commenced in the first week of September 2006. The site of the first 20 proposed wells are located within range to tie into existing pipeline infrastructure should the wells be suitable for commercial production. The drilling program is being conducted by Griffin in its capacity as operator. We have agreed to pay 10% of all prospect fees, mineral leases, surface leases, and drilling and completion costs to earn a net 8% share of all production zones to the base of a geological formation referred to as the Frio formation and 7.5% of all production to the base of a geological formation referred to as the Wilcox formation. The cost during the quarter ending September 30, 2006 amounted to $100,000. During the fourth quarter of fiscal 2006, we made additional payments of $300,000 to be employed in the further development of prospects on lands in Mississippi and Louisiana in accordance with the terms of the operating agreement.

We have drilled seven wells of which two have been abandoned (Dixon #1 and Randall #1). Of the successful 5 wells, Redbug #1 (CMR USA) and Faust #1 (TEC#1) are producing and Buffalo River #1, Redbug #2 and Buffalo River #2 are awaiting connection to the nearby pipeline for production. Total revenue received from these wells for the three months ended March 31, 2007 was $3,792.

Wordsworth Prospect

On April 10, 2006, we entered into a farmout, option and participation letter agreement (“FOP Agreement”) where we acquired a 15% working interest in certain leasehold interests located in southeast Saskatchewan, Canada referred to as the Wordsworth area for the purchase price of $152,724. We are responsible for our proportionate share of the costs associated with drilling, testing, and completing the first test well on the property. In exchange for us paying our proportionate share of the costs associated with drilling, testing, and completing the first test well on the property, we earned a 15% working interest before payout and a 7.5% working interest after payout on the Wordsworth prospect. Payout refers to the return of our initial investment in the property. In addition, we also acquired an option to participate and acquire a working interest in a vertical test well drilled to 1200 meters to test the Mississippian (Alida) formation in LSD 13 of section 24, township 7, range 3 W2.

During June 2006, the first well was drilled to a horizontal depth of 2033 meters in the Wordsworth prospect. The initial drilling of this well and subsequent testing revealed that this well contains oil reserves suitable for commercial production. In June 2006, this initial well was producing as a flowing oil well. Revenue generated from this well for the year ended December 31, 2006 was $223,613. Revenue generated from this well for the three months ended March 31, 2007 was $50,139.

The second horizontal well was drilled in May 2007. Initial logs indicated hydrocarbon showings in an oil bearing zone estimated to be approximately 770 feet in the horizontal section. However, due to the high water content in fluid removed from this well, the operator determined that it was not commercially productive and will be abandoned.

The operator has indicated that based on the success to date, it expects to drill one additional well every quarter for the next year.

Owl Creek Prospect

On June 1, 2006, we entered into an Assignment Agreement with Brinx Resources, Ltd., (“Brinx”) a Nevada Oil & Gas Exploration Company, in order to acquire a working interest in lands and leases owned by Brinx. The purchase price of $300,000 for the assignment and options to acquire future interests has been paid in full. We paid a further $68,987 for our proportion of costs associated with the completion of the first well. The lands are located in Garvin & McClain Counties, Oklahoma and we refer to the lands as the “Owl Creek Prospect.”

Pursuant to the terms of the Assignment Agreement, we acquired a 20% working interest in an oil well drilled at the Owl Creek Prospect and we refer to the “Powell #2.” The Powell #2 was drilled to total depth of 5,617 feet on May 18, 2006 and underwent testing. Based upon the positive result of the testing on the Powell #2 well, this well was completed and commercial production has commenced. Under the terms of the Assignment Agreement, we are responsible for our proportionate share of the costs of completion and tie-in for production of the Powell #2 well. Initially after the well was completed, the Powell #2 well began flowing natural oil and gas under its own pressure without the assistance of a pump. The flow rates of the Powell #2 well have fluctuated significantly. Revenue generated from this well for the year ended December 31, 2006 was $265,062. Revenue generated from this well for the three months ended March 31, 2007 was $76,603.

Based upon the positive results of the Powell #2 well, an additional well we refer to as the “Isbill #1-36” was drilled and reached its targeted depth in September 2006. However, test results showed that the well will not be commercially viable, therefore the well was abandoned and all costs were transferred to proved reserves and subsequently depleted in accordance with the our accounting policy.

We were also granted an option to earn a 20% working interest in any future wells to be drilled on the 1,120 acres of land in Garvin & McClain Counties, USA which make up the Owl Creek Prospect. Lastly, we received an option to earn a 20% working interest in any future wells to be drilled on any land of mutual interest acquired by the Owl Creek participants in and around the same area. The working interest in future wells is earned by paying 20% of the costs of drilling and completing each additional well.

In January 2007, we commenced drilling of another well we will refer to as the “Isbill#2-36” well. Our 20% working interest in the Isbill#2-36 well cost $157,437. The Isbill#2-36 well was drilled to approximately 5,900 feet and encountered two potential pay zones and is a direct offset well to the Powell #2 which is currently producing.

2006-3 Drilling Program - 5 Wells

On April 17, 2007, we entered into an agreement with Ranken Energy Corporation to participate in a five well drilling program at Garvin and Murray Counties, Oklahoma (the “2006-3 drilling

Program”) The leases secured and/or lands to be pooled for this drilling program total approximately 820 net acres. We have agreed to take a 10% working interest in this program. To date, we have paid the sum of $113,700 and anticipate that our total costs to successfully complete this drilling program will be approximately $618,330.

Drilling is expected to commence during summer 2007.

Results of Operations for the three months ended March 31, 2007 and 2006

For the three months ended March 31, 2007, our revenues generated from natural gas and oil sales increased to $147,504 from revenue of $2,188 for the three months ended March 31, 2006. Prior to the three months ended June 30, 2006, our Liberty Valance well was our only producing property. The increase in revenue is attributable to royalties received from the Wordsworth and Owl Creek prospects commencing in the third quarter of 2006.

We incurred costs and expenses in the amount of $789,146 for the three months ended March 31, 2007, compared to costs and expenses of $177,486 for the same reporting period in the prior year. The increase in expenses was caused by an increase in general and administrative expenses as a result of stock based compensation paid to our executive officers. We reported depreciation and depletion expenses of $133,979 during the three months ended March 31, 2007. Stock-based compensation of $527,507 was a significant component of our general and administrative expenses for the three months ended March 31, 2007. Our costs and expenses for the three months ended March 31, 2006 consisted of general and administrative expenses of $170,581, natural gas and oil operating costs of $761, and depreciation and depletion of $153.

We reported other income of $10,739 for the three months ended March 31, 2007 and other income of $3,964 for the three months ended March 31, 2006. Other income during the three months ended March 31, 2007 and 2006 consisted solely of interest income.

Net loss for the three months ended March 31, 2007 was $630,903, compared to a net loss of $171,334 for the three months ended March 31, 2006.

There are material events and uncertainties which could cause our reported financial information to not to be indicative of future operating results or financial condition. Our inability to successfully identify, execute or effectively integrate future acquisitions may negatively affect our results of operations. The success of any acquisition depends on a number of factors beyond our control, including the ability to estimate accurately the recoverable volumes of reserves, rates of future production and future net revenues attainable from the reserves and to assess possible environmental liabilities. Drilling for oil and natural gas may also involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net reserves to return a profit after deducting operating and other costs. In addition, wells that are profitable may not achieve our targeted rate of return. Our ability to achieve our target results are also dependent upon the current and future market prices for crude oil and natural gas, costs associated with producing oil and natural gas and our ability to add reserves at an acceptable cost. We do not operate the properties in which we have an interest and we have limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our returns on capital in drilling or acquisition activities and our targeted production growth rate. As a result, our historical results should not be indicative of future operations.

Liquidity and Capital Resources

As of March 31, 2007, we had total current assets of $1,535,184 and total current liabilities in the amount of $1,008. As a result, we had working capital of $1,534,176 as of March 31, 2007.

The revenue we currently generate from natural gas and oil sales does exceed our cash operating expenses. We primarily relied on prior financing activities including issuance of common stocks and units as well as share subscription receipts to fund our operations for the three months ended March 31, 2007. During the three months ended March 31, 2007, we received $45,000 from the exercise of options.

We will require additional funds to expand our acquisition, exploration and production of natural oil and gas properties. Our management anticipates that current cash on hand is sufficient to fund our continued operations at the current level for the next twelve months. Additional capital will be required to effectively expand our operations and implement our overall business strategy. It is uncertain whether we will be able to obtain financing when sought. If we are unable to obtain additional financing, the full implementation of our ability to expand our operations will be impaired.

Operating activities used $12,000 in cash for the three months ended March 31, 2007. Our net loss of $630,903 was the primary component of our negative operating cash flow. Investing activities during the three months ended March 31, 2007 primarily consisted of $260,701 for the investment in natural gas and oil properties. Cash flows provided by financing activities during the three months ended March 31, 2007 primarily consisted of $45,000 related to the issuance of common stock.

The underlying drivers that resulted in material changes and the specific inflows and outflows of cash for the three months ended March 31, 2007 are as follows:

•	Property acquisition costs, and
•	Financing from the issuance of common stock.

Off Balance Sheet Arrangements

As of March 31, 2007, there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

Except as disclosed below, none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction since the beginning of our previous fiscal year on January 1, 2006 or in any presently proposed transaction which, in either case, has or will materially affect us.

On March 1, 2006, we entered into a Consulting Agreement with Last Mountain Management, Inc. (“LMM”) to provide consulting services to us. Douglas Bolen, our Chief Executive Officer, is the sole shareholder, officer, and director of LMM. The Consulting Agreement is effective for a period of at least one (1) year commencing March 1, 2006, and we have a right to cancelation anytime within any six month term. Under the terms of the Consulting Agreement, LMM is paid monthly compensation of $5,000 plus applicable Canadian Good and Services Tax. Upon execution of the Consulting Agreement, LMM was to be issued 500,000 shares of our common stock.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the NASD. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. Our shares are quoted on the OTCBB under the symbol “DOIG.”

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCBB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2006
Quarter Ended	High $	Low $
March 31, 2006	4.125	1.02
June 30, 2006	2.08	0.90
September 30, 2006	1.68	1.03
December 31, 2006	1.24	0.60

Fiscal Year Ended December 31, 2005
Quarter Ended	High $	Low $
March 31, 2005	1.17	0.85
June 30, 2005	1.16	0.82
September 30, 2005	4.04	1.02
December 31, 2005	1.54	0.83

On July 12, 2007 the last sales price of our common stock was $0.57.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of June 11, 2007, we had approximately ninety-one (91) holders of record of our common stock and several thousand other stockholders hold shares in street name.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our former or current executive officers for the fiscal years ended 2006 and 2005.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas Bolen (1) CEO & Former CFO	2006 2005	- -	- -	- -	- -	- -	- -	52,649 -	- -

(1)	Mr. Bolen resigned as our Chief Financial Officer and Principal Financial Officer on January 18, 2007, but continues to serve as our Chief Executive Officer and as a member of our board of directors.

Narrative Disclosure to the Summary Compensation Table

We did not directly compensate our executive officer during the fiscal year ended December 31, 2006. Douglas Bolen, our Chief Executive Officer, received remuneration for services rendered during the fiscal year ended December 31, 2006 indirectly through compensation paid to a company under the exclusive control of Mr. Bolen.

On March 1, 2006, we entered into a Consulting Agreement with Last Mountain Management, Inc. (“LMM”) to provide consulting services to us. Douglas Bolen, our Chief Executive Officer, is the sole shareholder, officer, and director of LMM. The Consulting Agreement is effective for a period of at least one (1) year commencing March 1, 2006 and we have a right to cancelation anytime within any six month term. Under the terms of the Consulting Agreement, LMM is paid monthly compensation of $5,000 Canadian dollars plus applicable Canadian Good and Services Tax. The total monthly compensation paid to LMM during the fiscal year ended December 31, 2006 was $52,649. This compensation is included in the summary compensation table above in “All Other Compensation.” Upon execution of the Consulting Agreement, LMM was to be issued 500,000 shares of our common stock. The aggregate fair value of these shares was computed in accordance with FAS 123R and is reported in the summary compensation table above in the column titled “All Other Compensation.”

We did not compensate our executive officers during the fiscal year ended December 31, 2005.

 We did not grant any stock options during the year ended December 31, 2006 or 2005 to any of our named executive officers.

On January 18, 2007, we appointed Kulwant Sandher to serve as our Chief Financial Officer and Principal Financial Officer. In connection with his appointment, we granted Mr. Sandher options to purchase 300,000 shares of our common stock at the exercise price of $0.75 per share with an expiration date of January 17, 2010. 75,000 of these options vested upon execution of a stock option agreement on January 18, 2007, 75,000 became vested and exercisable on June 30, 2007, 75,000 were to become vested and exercisable on September 30, 2007, and the remaining 75,000 were to become vested and exercisable on December 31, 2007.

On July 8, 2007, we cancelled all of the options previously granted to Mr. Sandher and, in consideration for the cancellation of these options and in compensation for Mr. Sandher’s services rendered to the Company to date, we granted him 250,000 shares of common stock in the Company, all of which are considered by our Board of Directors to be fully paid and non assessable upon issuance.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Douglas Bolen	-	-	-	-	-	-	-	-	-

Compensation of Directors

The table below summarizes all compensation of our directors for the year ended December 31, 2006.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Douglas Bolen	-	-	-	-	-	-	-
Matthew Philipchuk (1)	2,645	-	-	-	-	-	2,645

(1)	Mr. Philipchuk resigned as a member of our board of directors on April 30, 2006.

Narrative Disclosure to the Director Compensation Table

The total compensation paid to Mr. Bolen and LMM, a company under the exclusive control of Mr. Bolen, under the Consulting Agreement entered into on March 1, 2006 is described in the narrative disclosure to the summary compensation table above. Mr. Bolen did not receive any compensation for services rendered as a member of the board of directors for the fiscal year ended December 31, 2006.

Beginning in March 2005, Mr. Philipchuk was paid a total of $18,000 Canadian dollars ($2000 Canadian dollars on a monthly basis) for services rendered as a member of our board of directors. Mr. Philipchuk resigned as a director on April 30, 2006. The consulting fees received by Mr. Philipchuk for the fiscal year ended December 31, 2006 have been included in the column titled “Fees Earned or Paid in Cash” in the director compensation table above.

Financial Statements

Index to Financial Statements:

Unaudited Financial Statements:

F-1	Unaudited Consolidated Balance Sheet as of March 31, 2007
F-2	Unaudited Consolidated Statements of Operations for the three months ended March 31, 2007 and 2006 and from inception on January 9, 2001 to March 31, 2007
F-3	Unaudited Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006 and from inception on January 9, 2001 to March 31, 2007
F-4	Notes to Unaudited Consolidated Financial Statements;

Audited Financial Statements:

F-21	Report of Independent Registered Public Accounting Firm
F-22	Consolidated Balance Sheet as of December 31, 2006 and 2005
F-23	Consolidated Statements of Operations - Years Ended December 31, 2006 and December 31, 2005 and Cumulative period from inception January 9, 2001 to December 31, 2006
F-24	Consolidated Statement of Stockholders' Equity (Deficiency) and from inception January 9, 2001 to December 31, 2006
F-25	Consolidated Statements of Cash Flows for the Years Ended December 31, 2006 and December 31, 2005 and Cumulative period from inception January 9, 2001 to December 31, 2006
F-26	Notes to Consolidated Financial Statements

DELTA OIL & GAS, INC.
(A Development Stage Company)

Consolidated Balance Sheets
(Stated in U.S. Dollars)

	March 31, 2007	December 31, 2006
ASSETS

Current
Cash and cash equivalents	$1,465,057	$1,668,758
Accounts receivable	68,505	88,451
Prepaid expenses	1,622	1,611
	1,535,184	1,758,820

Natural Gas And Oil Properties
Proved property	757,882	812,717
Unproved property	1,997,714	1,816,007
	2,755,596	2,628,724

Other Equipment
Computer equipment	3,492	3,492
Less: accumulated depreciation	(2,805)	(2,655)
	687	837
	$4,291,467	$4,388,381

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current
Accounts payable and accrued liabilities	$1,008	$39,526

Long Term
Asset retirement obligation	40,635	40,635
	41,643	80,161

STOCKHOLDERS' EQUITY

Share Capital
Preferred Shares, 25,000,000 shares authorized of $0.001 par value of which none have been issued
Common stock, 100,000,000 shares authorized of $0.001 par value, 45,630,506 and 44,070,506 shares issued and outstanding, respectively	45,631	45,071
Additional paid-in capital	5,983,708	5,411,761
Share subscriptions receivable	-	-

Deficit accumulated during the development stage	(1,779,515)	(1,148,612)
	4,249,824	4,308,220
	$4,291,467	$4,388,381

The accompanying notes are an integral part of these consolidated financial statements.

DELTA OIL & GAS, INC.
(A Development Stage Company)

Consolidated Statements of Operations
(Stated in U.S. Dollars)

	THREE MONTHS ENDED MARCH 31,		CUMULATIVE PERIOD FROM INCEPTION JANUARY 9, 2001 TO MARCH 31,
	2007	2006	2007
Revenue

Natural gas and oil sales	$147,504	$2,188	$758,634
Gain on sale of oil property	-	-	1,061,159
	147,504	2,188	1,819,793
Costs And Expenses

Natural gas and oil operating costs	35,744	761	171,794
General and administrative	619,423	170,581	2,026,615
Depreciation and depletion	133,979	153	639,482
Impairment of natural gas and oil properties	-	-	676,881
Dry well costs written off	-	-	118,690
Asset retirement obligations	-	5,991	40,635
	789,146	177,486	3,674,097
Net Operating (Loss)	(641,642)	(175,298)	(1,854,304)

Other Income

Forgiveness of debt	-	-	39,933
Interest income	10,739	3,964	34,856
	10,739	3,964	74,789
Net Income (Loss)	$(630,903)	$(171,334)	$(1,779,515)

Basic (Loss) Per Common Share	$(0.01)	$(0.00)

Weighted Average Number Of Common Shares Outstanding	45,281,839	44,269,263

The accompanying notes are an integral part of these consolidated financial statements.

DELTA OIL & GAS, INC.
(A Development Stage Company)

Consolidated Statements of Cash Flows
(Stated in U.S. Dollars)

	THREE MONTHS ENDED MARCH 31,		CUMULATIVE PERIOD FROM INCEPTION JANUARY 9, 2001 TO MARCH 31,
	2007	2006	2007

Cash Flows From Operating Activities:

Net Income (loss) for the period	$(630,903)	$(171,334)	$(1,779,515)

Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of property	-	-	(1,061,159)
Depreciation and depletion	133,979	153	639,482
Impairment of natural gas and oil properties	-	-	676,881
Interest accrued on note payable	-	-	-
Dry well costs written off	-	-	118,690
Stock-based compensation expense	527,507	5,991	1,093,493

Changes in operating assets and liabilities:
Accounts receivable	19,946	1,966	(68,505)
Accounts payable and accrued liabilities	(38,518)	(53,246)	1,008
Asset retirement obligations	-	-	40,635
Promissory note payable	-	536	-
Prepaid expenses	(11)	(5,799)	(1,622)

Net Cash Used in Operating Activities	12,000	(221,733)	(340,612)

Cash Flows From Investing Activities:

Purchase of other equipment	-	-	(3,492)
Sale proceeds of natural gas and oil working interests	-	-	1,500,000
Investment in natural gas and oil working interests	(260,701)	(550,116)	(4,626,686)

Net Cash Used in Investing Activities	(260,701)	(550,116)	(3,130,178)

Cash Flows From Financing Activities:

Proceeds from issuance of common stock	45,000	256,500	4,935,847
Shares subscriptions received	-	1,999,995	-
Shares subscriptions receivable	-	16,000	-

Net Cash Provided by Financing Activities	45,000	2,272,495	4,935,847

Net Increase In Cash And Cash Equivalents	(203,701)	1,500,646	1,465,057

Cash And Cash Equivalents At Beginning Of Period
(Excess Of Checks Issued Over Funds On Deposit)	1,668,758	343,004	-

Cash And Cash Equivalents At End Of Period	$1,465,057	$1,843,650	$1,465,057

The accompanying notes are an integral part of these consolidated financial statements.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

1.	BASIS OF PRESENTATION

The unaudited consolidated financial statements as of March 31, 2007 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustment (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. It is suggested that these consolidated financial statements be read in conjunction with the December 31, 2006 audited financial statements and notes thereto. The results of the operations for the three months ended March 31, 2007 are not indicative of the results that may be expected for the year.

2.	OPERATIONS

a)	Organization

Delta Oil & Gas, Inc. (“the Company”) was incorporated as a Colorado corporation on January 9, 2001.

The Company is a development stage, independent natural gas and oil company engaged in the exploration, development and acquisition of natural gas and oil properties in the United States and Canada. The Company’s entry into the natural gas and oil business began on February 8, 2001.

During the year ended December 31, 2004, the Company completed a forward stock split on the basis of 5 ½ common shares for every one previously held common share, common shares outstanding have been adjusted retroactively.

b)	Development Stage Activities

The Company is a development stage enterprise engaged in the exploration for and production of natural gas and oil in the United States and Canada.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

2.	OPERATIONS (Continued)

The Company is subject to several categories of risk associated with its development stage activities. Natural gas and oil exploration and production is a speculative business, and involves a high degree of risk. Among the factors that have a direct bearing on the Company’s prospects are uncertainties inherent estimating natural gas and oil reserves, future hydrocarbon production, and cash flows, particularly with respect to wells that have not been fully tested and with wells having limited production histories; access to additional capital; changes in the price of natural gas and oil; availability and cost of services and equipment; and the presence of competitors with greater financial resources and capacity.

c)	Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the accompanying consolidated financial statements, the Company has incurred a net loss of $1,779,515 since inception. To achieve profitable operations, the Company requires additional capital for obtaining producing oil and gas properties through either the purchase of producing wells or successful exploration activity. Management believes that sufficient funding will be available to meet its business objectives including anticipated cash needs for working capital and is currently evaluating several financing options. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of and, if successful, to commence the sale of its products under development. As a result of the foregoing, there exists substantial doubt the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	SIGNIFICANT ACCOUNTING POLICIES

a)	Basis of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiary, Delta Oil & Gas (Canada) Inc. All significant inter-company balances and transactions have been eliminated.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates with regard to these financial statements include the estimate of proved natural gas and oil reserve quantities and the related present value of estimated future net cash flows there from.

c)	Natural Gas and Oil Properties

The Company accounts for its oil and gas producing activities using the full cost method of accounting as prescribed by the United States Securities and Exchange Commission (“SEC”). Accordingly, all costs associated with the acquisition of properties and exploration with the intent of finding proved oil and gas reserves contribute to the discovery of proved reserves, including the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals are capitalized. All general corporate costs are expensed as incurred. In general, sales or other dispositions of oil and gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded. Amortization of evaluated oil and gas properties is computed on the units of production method based on all proved reserves on a country-by-country basis. Unevaluated oil and gas properties are assessed at least annually for impairment either individually or on an aggregate basis. The net capitalized costs of evaluated oil and gas properties (full cost ceiling limitation) are not to exceed their related estimated future net revenues from proved reserves discounted at 10%, and the lower of cost or estimated fair value of unproved properties, net of tax considerations. These properties are included in the amortization pool immediately upon the determination that the well is dry.

Unproved properties consist of lease acquisition costs and costs on well currently being drilled on the properties. The recorded costs of the investment in unproved properties are not amortized until proved reserves associated with the projects can be determined or until they are impaired.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

d)	Asset Retirement Obligations

The Company has adopted Statement of Financial Accounting Standards No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations”, which requires that asset retirement obligations (“ARO”) associated with the retirement of a tangible long-lived asset, including natural gas and oil properties, be recognized as liabilities in the period in which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated assets. The cost of tangible long-lived assets, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the assets. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted are accreted to the expected settlement value. The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted risk-free interest rate.

e)	Joint Ventures

All exploration and production activities are conducted jointly with others and, accordingly, the accounts reflect only the Company’s proportionate interest in such activities.

f)	Revenue Recognition

Revenue from sales of crude oil, natural gas and refined petroleum products are recorded when deliveries have occurred and legal ownership of the commodity transfers to the customers. Title transfers for crude oil, natural gas and bulk refined products generally occur at pipeline custody points or when a tanker lifting has occurred. Revenues from the production of oil and natural gas properties in which the Company shares an undivided interest with other producers are recognized based on the actual volumes sold by the Company during the period. Gas imbalances occur when the Company’s actual sales differ from its entitlement under existing working interests. The Company records a liability for gas imbalances when it has sold more than its working interest of gas production and the estimated remaining reserves make it doubtful that the partners can recoup their share of production from the field. At March 31, 2007 and 2006, the Company had no overproduced imbalances.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

g)	Cash and Cash Equivalent

Cash consists of cash on deposit with high quality major financial institutions, and to date has not experienced losses on any of its balances. The carrying amounts approximated fair market value due to the liquidity of these deposits. For purposes of the balance sheet and statements of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. At March 31, 2007 and 2006, the Company had no cash equivalents.

h)	Environmental Protection and Reclamation Costs

The operations of the Company have been, and may be in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs. Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures. Environmental expenditures that relate to ongoing environmental and reclamation programs will be charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. The Company does not currently anticipate any material capital expenditures for environmental control facilities because all property holdings are at early stages of exploration. Therefore, estimated future removal and site restoration costs are presently considered minimal.

i)	Foreign Currency Translation

United States funds are considered the Company’s functional currency. Transaction amounts denominated in foreign currencies are translated into their United States dollar equivalents at exchange rates prevailing at the transaction date. Monetary assets and liabilities are adjusted at each balance sheet date to reflect exchange rates prevailing at that date, and non-monetary assets and liabilities are translated at the historical rate of exchange. Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each year-end are included in statements of operations.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

j)	Other Equipment

Computer equipment is stated at cost. Provision for depreciation on computer equipment is calculated using the straight-line method over the estimated useful life of three years.

k)	Impairment of Long-Lived Assets

In the event that facts and circumstances indicate that the costs of long-lived assets, other than oil and gas properties, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow value is required. Impairment of oil and gas properties is evaluated subject to the full cost ceiling as described under Natural Oil and Gas Properties.

l)	Loss Per Share

In February 1997, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”). Under SFAS 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares.

m)	Income Taxes

The Company follows the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the tax bases of assets and liabilities, and their reported amounts in the financial statements, and (ii) operating loss and tax credit carryforwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when, based upon management’s estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

n)	Financial Instruments

The Company’s financial instruments consist of cash and cash equivalent, accounts receivable, accounts payable and accrued liabilities, and promissory note payable.

It is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments is approximate their carrying values.

o)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at March 31, 2007 and 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

p)	Stock-Based Compensation

The Company accounts for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 - “Accounting for Stock Issued to Employees”, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company’s common stock at the date of the grant over the amount an employee must pay to acquire the common stock. Non-employee stock-based compensation is accounted for using the fair value method in accordance with SFAS No. 123 - “Accounting for Stock-Based Compensation”.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

4.	NATURAL GAS AND OIL PROPERTIES

a)	Proved Properties

Properties	December 31, 2006	Addition	Depletion for the Period	Write down in carrying Value	March 31, 2007
USA properties	$454,480	$78,692	$(52,463)	$-	$480,709
Canada properties	358,237	302	(81,366)	-	277,173
Total	$812,717	$78,994	$(133,829)	$-	$757,882

a)	Proved Properties - Descriptions

i.	Liberty Valance, California, USA

In February 2001, the Company acquired and 8.9% working interest in a gas well located in California at a cost of $90,000. The well commenced production in February 2001 following a redrill.

On January 1, 2007, the Company assigned all of its right, title and interest to Lario Oil & Gas. Lario Oil & Gas agreed to assume all costs and liability associated with the plugging and abandonment of the well.

ii.	Wordsworth Prospect, Saskatchewan, Canada

On April 10, 2006, the Company entered into an agreement (the “Agreement”) with Petrex Energy Ltd., for a participation and Farmout agreement where the Company will participate for 15% gross working interest before payout (BPO) and 7.5% gross working interest after pay out (APO) in a proposed four well horizontal drilling program in the Wordsworth area in Southeast Saskatchewan, Canada. As at December 31, 2006, the Company had advanced $210,606 as its share of the costs in this Agreement. Currently there is one producing well on this prospect.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

4.	NATURAL GAS AND OIL PROPERTIES (Continued)

iii.	Owl Creek Prospect, Oklahoma, USA

In June 2006, the Company entered into an agreement to accept the assignment of an undivided 20% working interest in a potential oil well known as the Powell #2 and an option to purchase a 20% interest in all future wells drilled on the land surrounding Powell#2. In addition the Company has an option to participate in any lands of mutual interest that may be acquired in the future by the Owl creek participating partners. The Company paid $2,962 in this period for capital expenditure. As of March 31, 2007, the cost to the Company for this assignment was $371,949.

In July 2006, the Company also elected to participate in Isbill #1-36, it was abandoned during the year. Its costs amounted to $80,738 was moved to the cost pool of proved properties for depletion.

iv.	Todd Creek, Alberta, Canada

In January 2005, the Company acquired a 20% working interest in 13.75 sections (8,800 acres) of land in Todd Creek, Alberta, Canada, at a cost of $597,263. One of the well 13-28-9-2W5M has production since October 2006.

v.	Palmetto Point Prospect, Mississippi, USA

On February 21, 2006, the Company entered into an agreement (the “Agreement”) with 0743608 B.C. Ltd., (“Assignor”) a British Columbia, Canada based oil and gas exploration company, in order to accept an assignment of the Assignor’s ten percent (10%) gross working and revenue interest in a ten-well drilling program (the “Drilling Program”) to be undertaken by Griffin & Griffin Exploration L.L.C., (“Griffin”) a Mississippi based exploration company. Under the terms of the Agreement, the Company paid the Assignor $425,000 as payment for the assignment of the Assignor’s 10% gross working and revenue interest in the Drilling Program. The Company also entered into a joint Operating Agreement directly with Griffin on February 24, 2006.

As of March 31, 2007, five wells were found to be proved wells, and two wells were written off.

On August 4, 2006, the Company elected to participate in additional two wells program in Mississippi owned by Griffin & Griffin Exploration and paid $70,000.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

4.	NATURAL GAS AND OIL PROPERTIES (Continued)

v.	Palmetto Point Prospect, Mississippi, USA (Continued)

The Drilling Program on the acquired property interests was initiated by Griffin in May 2006 and was substantially completed by Griffin by December 31, 2006. The prospect area owned or controlled by Griffin on which the ten wells were drilled, is comprised of approximately 1,273 acres in Palmetto Point, Mississippi.

vi.	Mississippi II, USA

In August 2006, the Company entered into a joint venture agreement with Griffin & Griffin Exploration, LLC. to acquire an interest in a drilling program comprised of up to 50 natural gas and/or oil wells.  The area in which the proposed wells are to be drilled is comprised of approximately 300,000 gross acres of land located between Southwest Mississippi and North East Louisiana. The proposed wells will be targeting the Frio and Wilcox Geological formations. The Company has agreed to pay 10% of all prospect fees, mineral leases, surface leases and drilling and completion costs to earn a net 8% share of all production zones to the base of the Frio formation and 7.5% of all production to the base of the Wilcox formation. In January 2007, the well CMR USA 39-14 was found to be proved. The cost of $35,125 was added to the proved properties cost pool. Also, Dixon#1 was abandoned in January 2007, its costs amounted to $40,605 was moved to the proved properties cost pool for depletion.

b)	Unproved Properties

Properties	December 31, 2006	Addition	Cost added to capitalized cost	March 31, 2007
USA properties	$497,500	$257,437	$(75,730)	$679,207
Canada properties	1,318,507	-	-	1,318,507
Total	$1,816,007	$257,437	$(75,730)	$1,997,714

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

4.	NATURAL GAS AND OIL PROPERTIES (Continued)

b)	Unproved properties - Description (Continued)

i.	Todd Creek, Alberta, Canada

In January 2005, the Company acquired a 20% working interest in 13.75 sections (8,800 acres) of land in Todd Creek, Alberta, Canada, at a cost of $597,263. The Company paid $314,959 (CDN$352,376) on October 27, 2006 for well 13-33-8-2W5M. It was abandoned and the cost was moved to the proved properties cost pool for depletion. As at March 31, 2007, a cash call of $257,674 has been paid as share of costs for a proposed drilling program.

ii.	Hillspring, Alberta, Canada

In January 2005, the Company acquired a 10% working interest in 1 section (64 acres) of land in Hillspring, Alberta, Canada, at a cost of $414,766.

iii.	Cache Slough Prospect, California, USA

In May 2005, the Company entered into a participation agreement with Production Specialties Company (“PSC”) where the Company has been granted the right to earn a 68% working interest in a test well and a 12.50% working interest in certain lands located in Solano County, California, by paying 18.75% of the test well operations. During the year a cash call of $438,841 has been paid as share of costs for a proposed drilling program.

Following these payments, the Company will be responsible for 12.5% of all additional expenditures for drilling and production on the property and be entitled to receive 8.5% of all revenue generate by the property, which is 12.5% of this California company’s 68% interest.

On November 16, 2006, the Company assigned all of its interest in exchange for a cash amount of $1,500,000.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

4.	NATURAL GAS AND OIL PROPERTIES (Continued)

Unproved Properties - Description (Continued)

iv.	Strachan Prospect, Alberta, Canada

In September 2005, the Company entered into a participation and farmout agreement with Odin Capital Inc. (“Odin”) where the Company will participate for 4% share of the costs of drilling a test well in certain lands located in the Leduc formation, Alberta, Canada. In exchange for the participation costs, the Company will earn interests in certain petroleum and natural gas wells ranging from 1.289% to 4.0%. As at March 31, 2007, the Company has advanced $347,431 as its share of the costs in the Leduc formation property.

v.	Palmetto Point Prospect, Mississippi, USA

On February 21, 2006, the Company entered into an agreement (the “Agreement”) with 0743608 B.C. Ltd., (“Assignor”) a British Columbia based oil and gas exploration company, in order to accept an assignment of the Assignor’s ten percent (10%) gross working and revenue interest in a ten-well drilling program (the “Drilling Program”) to be undertaken by Griffin & Griffin Exploration L.L.C., (“Griffin”) a Mississippi based exploration company. Under the terms of the Agreement, the Company paid the Assignor $425,000 as payment for the assignment of the Assignor’s 10% gross working and revenue interest in the Drilling Program. The Company also entered into a joint Operating Agreement directly with Griffin on February 24, 2006.

The Drilling Program on the acquired property interests was initiated by Griffin in May 2006 and was substantially completed by Griffin by December 31, 2006. The prospect area owned or controlled by Griffin on which the ten wells were drilled, is comprised of approximately 1,273 acres in Palmetto Point, Mississippi.

As of March 31, 2007, five wells were found to be proved wells, three wells are awaiting testing and two wells were written off. The Company is awaiting results on the other two wells.

On August 4, 2006, the Company elected to participate in additional two wells program in Mississippi owned by Griffin & Griffin Exploration and paid $70,000.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

4.	NATURAL GAS AND OIL PROPERTIES (Continued)

Unproved Properties (Continued)

vi.	Mississippi II, USA

In August, 2006, the Company entered into a joint venture agreement with Griffin & Griffin Exploration, LLC. to acquire an interest in a drilling program comprised of up to 50 natural gas and/or oil wells.  The area in which the proposed wells are to be drilled is comprised of approximately 300,000 gross acres of land located between Southwest Mississippi and North East Louisiana. The proposed wells will be targeting the Frio and Wilcox Geological formations. The Company has agreed to pay 10% of all prospect fees, mineral leases, surface leases and drilling and completion costs to earn a net 8% share of all production zones to the base of the Frio formation and 7.5% of all production to the base of the Wilcox formation. In January 2007, the well CMR USA 39-14 was found to be proved. The cost of $35,125 was added to the proved properties cost pool. Also, Dixon#1 was abandoned in January 2007, its costs amounted to $40,605 was moved to the proved properties cost pool for depletion. Finally two further wells, TEC #1 and Buffalo River are awaiting testing.

vii.	Owl Creek Prospect, Oklahoma, USA

In June 2006, the Company entered into an agreement to accept the assignment of an undivided 20% working interest in a potential oil well known as the Powell #2 and an option to purchase a 20% interest in all future wells drilled on the land surrounding Powell#2. In addition the Company has an option to participate in any lands of mutual interest that may be acquired in the future by the Owl creek participating partners.

In January 2007, the Company elected to participate in Isbill #2 well. The Company has a total cost of $157,437 for its 20% of working interest.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

5.	NATURAL GAS AND OIL EXPLORATION RISK

a)	Exploration Risk

The Company’s future financial condition and results of operations will depend upon prices received for its natural gas and oil production and the cost of finding acquiring, developing and producing reserves. Substantially all of its production is sold under various terms and arrangements at prevailing market prices. Prices for natural gas and oil are subject to fluctuations in response to changes in supply, market uncertainty and a variety of other factors beyond its control. Other factors that have a direct bearing on the Company’s prospects are uncertainties inherent in estimating natural gas and oil reserves and future hydrocarbon production and cash flows, particularly with respect to wells that have not been fully tested and with wells having limited production histories; access to additional capital; changes in the price of natural gas and oil; availability and cost of services and equipment; and the presence of competitors with greater financial resources and capacity.

b)	Distribution Risk

The Company is dependent on the operator to market any oil production from its wells and any subsequent production which may be received from other wells which may be successfully drilled on the Prospect. It relies on the operator’s ability and expertise in the industry to successfully market the same. Prices at which the operator sells gas/oil both in intrastate and interstate commerce, will be subject to the availability of pipe lines, demand and other factors beyond the control of the operator. The Company and the operator believe any oil produced can be readily sold to a number of buyers.

c)	Credit Risk

A substantial portion of the Corporation’s accounts receivable is with joint venture partners in the oil and gas industry and is subject to normal industry credit risks.

d)	Foreign Operations Risk

The Company is exposed to foreign currency fluctuations, political risks, price controls and varying forms of fiscal regimes or changes thereto which may impair its ability to conduct profitable operations as it operates internationally and holds foreign denominated cash and other assets.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

6.	ASSET RETIREMENT OBLIGATIONS

The Company determined that the net effect of the ARO calculation to the Company’s income statement for the year ended December 31, 2006 is $40,635, (2005: $0). The ARO is calculated using the 5% value of proved properties as at December 31, 2006. The Company has not increased its ARO during this quarter, since the amount accrued to date is sufficient.

7.	SHARE CAPITAL

i.
Common Stock

On January 11, 2006, the Company issued 75,000 common shares for exercise of stock options at $0.80 per share.

On January 24, 2006, the Company issued 230,000 common shares for exercise of stock options at $0.80 per share.

On January 25, 2006, the Company issued 12,500 common shares for exercise of stock options at $1.00 per share.

On April 25, 2006, the Company issued 727,271 common shares pursuant to a private placement at $2.75 per share.

On January 23, 2007, the Company issued 60,000 common shares for exercise of stock options at $0.75 per share.

On March 1, 2007, the Company issued 500,000 common shares to its President & CEO as part of his compensation package. The price of the share as of March 1, 2007 was $0.92.

Preferred Stock

The Company did not issue any preferred stock during the quarter ended March 31, 2007 (December 31, 2006 - $Nil).

ii.	Stock Options

Compensation expense related to stock options granted is recorded at their fair value as calculated by the Black-Scholes option pricing model. Options exercised of $67,507 was recorded during the three month ended March 31, 2007 (Year ended December 31, 2006 - $195,719) related to options granted during the year ended December 31, 2006. The changes in stock options are as follows:

	NUMBER	WEIGHTED AVERAGE EXERCISE PRICE

Balance outstanding, December 31, 2006	300,000	$0.95
Granted	300,000	0.75
Exercised	(60,000)	(0.75)

Balance outstanding, March 31, 2007	540,000	$0.75

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

7.	SHARE CAPITAL (continued)

The following table summarized information about the stock options outstanding at March 31, 2007:

OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
EXERCISE PRICE	NUMBER OF SHARES	REMAINING CONTRACTUAL LIFE (YEARS)	NUMBER OF SHARES
$ 0.75 $ 0.75	240,000 300,000	1.97 2.84	176,000 75,000

iii.	Common Stock Share Purchase Warrants

As at March 31, 2007, share purchase warrants outstanding for the purchase of common shares as follows:

WARRANTS OUTSTANDING
EXERCISE PRICE	NUMBER OF SHARES	EXPIRY DATE
$ 1.50 $ 3.00	2,483,985 727,271	February 1, 2010 April 30, 2009

8.	RELATED PARTIES

During the period ended March 31, 2007, the Company paid $Nil (March 31, 2006 - $5,197) for management fees and $25,606 consulting fees (March, 2006 - $nil) to a director and a company in which the officer has a substantial interest, of the Company. Amounts paid to related parties are based on exchange amounts agreed upon by those related parties.

On March 1, 2007, the Company issued 500,000 common shares to its President & CEO as part of his compensation package. The price of the share as of March 1, 2007 was $0.92. Total cost of $460,000 was included in the stock compensation expense.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2007
(Stated in U.S. Dollars)

9.	COMMITMENT AND CONTRACTURAL OBLIGATIONS

A lease agreement for the Vancouver, Canada, office commenced March 1, 2005 and terminated on February 28, 2006, and is on a month-to-month basis. The lease agreement provides a fixed rental fee of $1,295 per month plus additional charges for services supplied by the landlord or incurred on behalf of the client in the previous month.

On March 1, 2005, the Company also rented an office in Calgary, Canada on a month to month basis for $243 per month.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Delta Oil & Gas, Inc.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Delta Oil & Gas, Inc. (the “Company”) (a Development Stage Company) as of December 31, 2006 and 2005, the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from inception on January 9, 2001 to December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Delta Oil & Gas, Inc. (a Development Stage Company) as at December 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended and for the period from inception on January 9, 2001 to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and net cash outflows from operations since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

TELFORD SADOVNICK, P.L.L.C.

CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington
March 23, 2007

DELTA OIL & GAS, INC.
(A Development Stage Company)

Consolidated Balance Sheets
(Stated in U.S. Dollars)

	December 31, 2006	December 31, 2005
ASSETS

Current
Cash and cash equivalents	$1,668,758	$343,004
Accounts receivable	88,451	10,068
Prepaid expenses	1,611	1,615
	1,758,820	354,687

Natural Gas And Oil Properties
Proved properties	812,717	1,272
Unproved properties	1,816,007	2,040,700
	2,628,724	2,041,972

Other Equipment
Computer equipment	3,492	3,492
Less: accumulated depreciation	(2,655)	(2,033)
	837	1,459
	$4,388,381	$2,398,118

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current
Accounts payable and accrued liabilities	$39,526	$93,318
Promissory note payable	-	39,397
	39,526	132,715
Long Term
Asset Retirement obligation	40,635	-
	80,161	132,715

STOCKHOLDERS' EQUITY

Share Capital
Preferred Shares, 25,000,000 shares authorized of $0.001 par value of which not have been issued
Common stock, 100,000,000 shares authorized of $0.001 par value, 45,070,506 and 44,025,735 shares issued and outstanding, respectively	45,071	44,026
Additional paid-in capital	5,411,761	3,110,591
Share subscriptions receivable	-	(16,000)

Deficit accumulated during the development stage	(1,148,612)	(873,214)
	4,308,220	2,265,403
	$4,388,381	$2,398,118

The accompanying notes are an integral part of these consolidated financial statements.

DELTA OIL & GAS, INC.
(A Development Stage Company)

Consolidated Statements of Operations
(Stated in U.S. Dollars)

	YEAR ENDED DECEMBER 31,		CUMULATIVE PERIOD FROM INCEPTION JANUARY 9, 2001 TO DECEMBER 31,
	2006	2005	2006
Revenue

Natural gas and oil sales	$517,000	$7,367	$611,130
Gain on sale of oil property	$1,061,159	$-	$1,061,159
	$1,578,159	$7,367	$1,672,289
Costs And Expenses

Natural gas and oil operating costs	101,281	5,465	136,050
General and administrative	696,414	571,660	1,407,192
Depreciation and depletion	467,899	292	505,503
Impairment of natural gas and oil properties	611,378	-	676,881
Dry well costs written off	-	-	118,690
Asset retirement obligations	40,635	-	40,635
	1,917,607	577,417	2,884,951
Net Operating (Loss)	(339,448)	(570,050)	(1,212,662)

Other Income

Forgiveness of debt	39,933	-	39,933
Interest income	24,117	-	24,117
	64,050	-	64,050
Net Income (Loss)	(275,398)	(570,050)	(1,148,612)

Basic (Loss) Per Common Share	$(0.01)	$(0.01)

Weighted Average Number Of Common Shares Outstanding	44,823,126	42,235,227

The accompanying notes are an integral part of these consolidated financial statements.

DELTA OIL & GAS, INC.
(A Development Stage Company)

Consolidated Statement of Changes in Stockholders' Equity (Deficiency)
(Stated in U.S. Dollars)

	COMMON STOCK					DEFICIT ACCUMULATED
	NUMBER OF COMMON SHARES VALUE	PAR VALUE	ADDITIONAL PAID-IN CAPITAL	SHARE SUBSCRIPTIONS RECEIVED	SHARE SUBSCRIPTIONS RECEIVABLE	DURING THE DEVELOPMENT STAGE	TOTAL

Shares issued for cash at $0.00018	13,750,000	$13,750	$(11,250)	$-	$-	$-	$2,500
Shares issued for cash at $0.0036	27,500,000	27,500	72,500	-	-		100,000
Shares issued for cash at $0.045	46,750	47	2,078	-	-		2,125
Net (Loss) for the period ended	-	-	-	-	-	(184,407)	(184,407)
Balance, December 31, 2001	41,296,750	41,297	63,328	-	-	(184,407)	(79,782)
Net Loss for the year	-	-	-	-	-	(62,760)	(62,760)
Balance, December 31, 2002	41,296,750	41,297	63,328	-	-	(247,167)	(142,542)
Net (Loss) for the year	-	-	-	-	-	(24,423)	(24,423)
Balance, December 31, 2003	41,296,750	41,297	63,328	-	-	(271,590)	(166,965)
Share subscriptions received	-	-	-	160,000	-	-	160,000
Net (Loss) for the year	-	-	-	-	-	(31,574)	(31,574)
Balance, December 31, 2004	41,296,750	41,297	63,328	160,000	-	(303,164)	(38,539)
Units issued for cash at $1.00, net of share issuance cost	2,483,985	2,484	2,481,241	(160,000)	-	-	2,323,725
Options exercised for cash at $0.8	245,000	245	195,755	-	(16,000)	-	180,000
Stock-based compensation	-	-	370,267	-	-	-	370,267
Net (Loss) for the year	-	-	-	-	-	(570,050)	(570,050)
Balance, December 31, 2005	44,025,735	44,026	3,110,591	-	(16,000)	(873,214)	2,265,403
Subscriptions receivable	-	-	-	-	16,000	-	16,000
Options exercised for cash at $0.8	305,000	305	243,695	-	-	-	244,000
Options exercised for cash at $1.00	12,500	13	12,488	-	-	-	12,501
Shares issued for cash at $2.75, net of finders fee	727,271	727	1,849,268	-	-	-	1,849,995
Stock-based compensation	-	-	195,719	-	-	-	195,719
Net income (loss) for the year	-	-	-	-	-	(275,398)	(275,398)
Balance, December 31, 2006	45,070,506	$45,071	$5,411,761	$-	$-	$(1,148,612)	$4,308,220

The accompanying notes are an integral part of these consolidated financial statements.

DELTA OIL & GAS, INC.
(A Development Stage Company)

Consolidated Statements of Cash Flows
(Stated in U.S. Dollars)

	YEAR ENDED December 31,		CUMULATIVE PERIOD FROM INCEPTION JANUARY 9, 2001 TO DECEMBER 31,
	2006	2005	2006
CASH PROVIDED BY (USED IN):
Cash Flows From Operating Activities:

Net Income (loss) for the period	$(275,398)	$(570,050)	$(1,148,612)

Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of property	(1,061,159)	-	(1,061,159)
Depreciation and depletion	467,899	292	505,503
Impairment of natural gas and oil properties	611,378	-	676,881
Interest accrued on note payable	-	2,143	-
Dry well costs written off	-	-	118,690
Stock-based compensation expense	195,719	370,267	565,986

Changes in operating assets and liabilities:
Accounts receivable	(78,383)	(2,205)	(88,451)
Accounts payable and accrued liabilities	(53,792)	71,355	39,526
Asset retirement obligations	40,635	-	40,635
Promissory Note payable	(39,397)	(17,362)	-
Prepaid expenses	4	(1,615)	(1,611)
Net Cash Provided by (Used in) Operating Activities	(192,494)	(147,175)	(352,612)

Cash Flows From Investing Activities:

Purchase of other equipment	-	(1,751)	(3,492)
Sale proceeds of natural gas and oil working interests	1,500,000	-	1,500,000
Investment in natural gas and oil working interests	(2,104,248)	(1,990,700)	(4,365,985)
Net Cash Used in Investing Activities	(604,248)	(1,992,451)	(2,869,477)

Cash Flows From Financing Activities:

Proceeds from issuance of common stock	2,106,496	2,503,726	4,890,847
Shares subscriptions receivable	16,000	-	-
Advances from (Repaid to) related party	-	(13,122)	-
Advances received (repaid)	-	(7,974)	-
Net Cash Provided by Financing Activities	2,122,496	2,482,630	4,890,847

Net Increase In Cash And Cash Equivalents	1,325,754	343,004	1,668,758

Cash And Cash Equivalents At Beginning Of Period
(Excess Of Checks Issued Over Funds On Deposit)	343,004	-	-

Cash And Cash Equivalents At End Of Period	$1,668,758	$343,004	$1,668,758

The accompanying notes are an integral part of these consolidated financial statements.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

1.	OPERATIONS

a)	Organization

Delta Oil & Gas, Inc. (“the Company”) was incorporated as a Colorado corporation on January 9, 2001.

The Company is a development stage, independent natural gas and oil company engaged in the exploration, development and acquisition of natural gas and oil properties in the United States and Canada. The Company’s entry into the natural gas and oil business began on February 8, 2001.

During the year ended December 31, 2004, the Company completed a forward stock split on the basis of 5 ½ common shares for every one previously held common share, common shares outstanding have been adjusted retroactively.

b)	Development Stage Activities

The Company is a development stage enterprise engaged in the exploration for and production of natural gas and oil in the United States and Canada.

The Company is subject to several categories of risk associated with its development stage activities. Natural gas and oil exploration and production is a speculative business, and involves a high degree of risk. Among the factors that have a direct bearing on the Company’s prospects are uncertainties inherent estimating natural gas and oil reserves, future hydrocarbon production, and cash flows, particularly with respect to wells that have not been fully tested and with wells having limited production histories; access to additional capital; changes in the price of natural gas and oil; availability and cost of services and equipment; and the presence of competitors with greater financial resources and capacity.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

1.	OPERATIONS (Continued)

b)	Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the accompanying consolidated financial statements, the Company has incurred a net loss of $1,148,612 since inception. To achieve profitable operations, the Company requires additional capital for obtaining producing oil and gas properties through either the purchase of producing wells or successful exploration activity. Management believes that sufficient funding will be available to meet its business objectives including anticipated cash needs for working capital and is currently evaluating several financing options. However, there can be no assurance that the Company will be able to obtain sufficient funds to continue the development of and, if successful, to commence the sale of its products under development. As a result of the foregoing, there exists substantial doubt the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SIGNIFICANT ACCOUNTING POLICIES

a)	Basis of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiary, Delta Oil & Gas (Canada) Inc. All significant inter-company balances and transactions have been eliminated.

b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates with regard to these financial statements include the estimate of proved natural gas and oil reserve quantities and the related present value of estimated future net cash flows there from.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

c)	Natural Gas and Oil Properties

The Company accounts for its oil and gas producing activities using the full cost method of accounting as prescribed by the United States Securities and Exchange Commission (“SEC”). Accordingly, all costs associated with the acquisition of properties and exploration with the intent of finding proved oil and gas reserves contribute to the discovery of proved reserves, including the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals are capitalized. All general corporate costs are expensed as incurred. In general, sales or other dispositions of oil and gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded. Amortization of evaluated oil and gas properties is computed on the units of production method based on all proved reserves on a country-by-country basis. Unevaluated oil and gas properties are assessed at least annually for impairment either individually or on an aggregate basis. The net capitalized costs of evaluated oil and gas properties (full cost ceiling limitation) are not to exceed their related estimated future net revenues from proved reserves discounted at 10%, and the lower of cost or estimated fair value of unproved properties, net of tax considerations. These properties are included in the amortization pool immediately upon the determination that the well is dry.

Unproved properties consist of lease acquisition costs and costs on well currently being drilled on the properties. The recorded costs of the investment in unproved properties are not amortized until proved reserves associated with the projects can be determined or until they are impaired.

d)	Asset Retirement Obligations

The Company has adopted Statement of Financial Accounting Standards No. 143 (“SFAS 143”), “Accounting for Asset Retirement Obligations”, which requires that asset retirement obligations (“ARO”) associated with the retirement of a tangible long-lived asset, including natural gas and oil properties, be recognized as liabilities in the period in which it is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated assets. The cost of tangible long-lived assets, including the initially recognized ARO, is depleted, such that the cost of the ARO is recognized over the useful life of the assets. The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted are accreted to the expected settlement value. The fair value of the ARO is measured using expected future cash flow, discounted at the Company’s credit-adjusted risk-free interest rate.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

e)	Joint Ventures

All exploration and production activities are conducted jointly with others and, accordingly, the accounts reflect only the Company’s proportionate interest in such activities.

f)	Revenue Recognition

Revenue from sales of crude oil, natural gas and refined petroleum products are recorded when deliveries have occurred and legal ownership of the commodity transfers to the customers. Title transfers for crude oil, natural gas and bulk refined products generally occur at pipeline custody points or when a tanker lifting has occurred. Revenues from the production of oil and natural gas properties in which the Company shares an undivided interest with other producers are recognized based on the actual volumes sold by the Company during the period. Gas imbalances occur when the Company’s actual sales differ from its entitlement under existing working interests. The Company records a liability for gas imbalances when it has sold more than its working interest of gas production and the estimated remaining reserves make it doubtful that the partners can recoup their share of production from the field. At December 31, 2006 and 2005, the Company had no overproduced imbalances.

g)	Cash and Cash Equivalent

Cash consists of cash on deposit with high quality major financial institutions, and to date has not experienced losses on any of its balances. The carrying amounts approximated fair market value due to the liquidity of these deposits. For purposes of the balance sheet and statements of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. At December 31, 2006 and 2005, the Company had no cash equivalents.

h)	Environmental Protection and Reclamation Costs

The operations of the Company have been, and may be in the future be affected from time to time in varying degrees by changes in environmental regulations, including those for future removal and site restorations costs. Both the likelihood of new regulations and their overall effect upon the Company may vary from region to region and are not predictable.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

h)	Environmental Protection and Reclamation Costs (Continued)

The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures. Environmental expenditures that relate to ongoing environmental and reclamation programs will be charged against statements of operations as incurred or capitalized and amortized depending upon their future economic benefits. The Company does not currently anticipate any material capital expenditures for environmental control facilities because all property holdings are at early stages of exploration. Therefore, estimated future removal and site restoration costs are presently considered minimal.

i)	Foreign Currency Translation

United States funds are considered the Company’s functional currency. Transaction amounts denominated in foreign currencies are translated into their United States dollar equivalents at exchange rates prevailing at the transaction date. Monetary assets and liabilities are adjusted at each balance sheet date to reflect exchange rates prevailing at that date, and non-monetary assets and liabilities are translated at the historical rate of exchange. Gains and losses arising from restatement of foreign currency monetary assets and liabilities at each year-end are included in statements of operations.

j)	Other Equipment

Computer equipment is stated at cost. Provision for depreciation on computer equipment is calculated using the straight-line method over the estimated useful life of three years.

k)	Impairment of Long-Lived Assets

In the event that facts and circumstances indicate that the costs of long-lived assets, other than oil and gas properties, may be impaired, and evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow value is required. Impairment of oil and gas properties is evaluated subject to the full cost ceiling as described under Natural Oil and Gas Properties.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

l)	Loss Per Share

In February 1997, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”). Under SFAS 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares.

m)	Income Taxes

The Company follows the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the tax bases of assets and liabilities, and their reported amounts in the financial statements, and (ii) operating loss and tax credit carryforwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when, based upon management’s estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

n)	Financial Instruments

The Company’s financial instruments consist of cash and cash equivalent, accounts receivable, accounts payable and accrued liabilities, and promissory note payable.

It is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments is approximate their carrying values.

o)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2006 and 2005, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

p)	Stock-Based Compensation

The Company accounts for employee stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 - “Accounting for Stock Issued to Employees”, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company’s common stock at the date of the grant over the amount an employee must pay to acquire the common stock. Non-employee stock-based compensation is accounted for using the fair value method in accordance with SFAS No. 123 - “Accounting for Stock-Based Compensation”.

3.	NATURAL GAS AND OIL PROPERTIES

a)	Proved Property

Properties	December 31, 2005	Addition	Depletion for the period	Write down in carrying value	December 31, 2006
USA properties	$1,272	$747,226	$(154,112)	$(139,906)	$454,480
Canada properties	-	1,142,874	(313,165)	(471,472)	358,237
Total	$1,272	$1,890,100	$(467,277)	$(611,378)	$812,717

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

3.	NATURAL GAS AND OIL PROPERTIES (Continued)

a)	Proved Property - Descriptions

i.	Liberty Valance, California, USA

In February 2001, the Company acquired and 8.9% working interest in a gas well located in California at a cost of $90,000. The well commenced production in February 2001 following a redrill.

ii.	Wordsworth Prospect, Saskatchewan, Canada

On April 10, 2006, the Company entered into an agreement (the “Agreement”) with Petrex Energy Ltd., for a participation and Farmout agreement where the Company will participate for 15% gross working interest before payout (BPO) and 7.5% gross working interest after pay out (APO) in a proposed four well horizontal drilling program in the Wordsworth area in Southeast Saskatchewan, Canada. As at December 31, 2006, the Company had advanced $210,304 (CDN$33,968) as its share of the costs in this Agreement.

iii.	Owl Creek Prospect, Oklahoma, USA

In June 2006, the Company entered into an agreement to accept the assignment of an undivided 20% working interest in a potential oil well known as the Powell #2 and an option to purchase a 20% interest in all future wells drilled on the land surrounding Powell#2. In addition the Company has an option to participate in any lands of mutual interest that may be acquired in the future by the Owl creek participating partners. The cost to Delta for this assignment was $368,987.

In July 2006, the Company also elected to participate in Isbill #1-36, it was abandoned during the year, and costs amounted to $81,026 was charged to the statement of operations.

iv.	Todd Creek, Alberta, Canada

In January 2005, the Company acquired a 20% working interest in 13.75 sections (8,800 acres) of land in Todd Creek, Alberta, Canada, at a cost of $597,263. One of the well 13-28-9-2W5M has production since October 2006.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

3.	NATURAL GAS AND OIL PROPERTIES (Continued)

v)	Palmetto Point Prospect, Mississippi, USA

On February 21, 2006, the Company entered into an agreement (the “Agreement”) with 0743608 B.C. Ltd., (“Assignor”) a British Columbia based oil and gas exploration company, in order to accept an assignment of the Assignor’s ten percent (10%) gross working and revenue interest in a ten-well drilling program (the “Drilling Program”) to be undertaken by Griffin & Griffin Exploration L.L.C., (“Griffin”) a Mississippi based exploration company. Under the terms of the Agreement, the Company paid the Assignor $425,000 as payment for the assignment of the Assignor’s 10% gross working and revenue interest in the Drilling Program. The Company also entered into a joint Operating Agreement directly with Griffin on February 24, 2006.

As of December 31, 2006, five wells were found to be proved wells, and two wells were written off.

On August 4, 2006, the Company elected to participate in additional two wells program in Mississippi owned by Griffin & Griffin Exploration and paid $70,000.

The Drilling Program on the acquired property interests was initiated by Griffin in May 2006 and was substantially completed by Griffin by December 31, 2006. The prospect area owned or controlled by Griffin on which the ten wells were drilled, is comprised of approximately 1,273 acres in Palmetto Point, Mississippi.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

3.	NATURAL GAS AND OIL PROPERTIES (Continued)

b)	Unproved Properties

Properties	December 31, 2005	Addition	Cost added to capitalized cost	December 31, 2006
USA properties	$425,000	$238,238	$(165,738)	$497,500
Canada properties	1,615,700	17,766	(314,959)	1,318,507
Total	$2,040,700	$256,004	$(480,697)	$1,816,007

b)	Unproved Properties - Description

i)	Todd Creek, Alberta, Canada

In January 2005, the Company acquired a 20% working interest in 13.75 sections (8,800 acres) of land in Todd Creek, Alberta, Canada, at a cost of $597,263. The Company paid $314,954 (CDN$352,376) on October 27, 2006 for well 13-33-8-2W5M. It was abandoned and the cost was charged to the statement of operations for the period. As at December 31, 2006, a cash call of $257,674 has been paid as share of costs for a proposed drilling program.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

3.	NATURAL GAS AND OIL PROPERTIES (Continued)

b)	Unproved properties - Description (Continued)

ii)	Hillspring, Alberta, Canada

In January 2005, the Company acquired a 10% working interest in 1 section (64 acres) of land in Hillspring, Alberta, Canada, at a cost of $414,766.

iii)	Cache Slough Prospect, California, USA

In May 2005, the Company entered into a participation agreement with Production Specialties Company (“PSC”) where the Company has been granted the right to earn a 68% working interest in a test well and a 12.50% working interest in certain lands located in Solano County, California, by paying 18.75% of the test well operations. During the year a cash call of $438,841 has been paid as share of costs for a proposed drilling program.

Following these payments, the Company will be responsible for 12.5% of all additional expenditures for drilling and production on the property and be entitled to receive 8.5% of all revenue generate by the property, which is 12.5% of this California company’s 68% interest.

On November 16, 2006, the Company assigned all of its interest in exchange for a cash amount of $1,500,000.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

3.	NATURAL GAS AND OIL PROPERTIES (Continued)

Unproved Properties - Description (Continued)

iv)	Strachan Prospect, Alberta, Canada

In September 2005, the Company entered into a participation and farmout agreement with Odin Capital Inc. (“Odin”) where the Company will participate for 4% share of the costs of drilling a test well in certain lands located in the Leduc formation, Alberta, Canada. In exchange for the participation costs, the Company will earn interests in certain petroleum and natural gas wells ranging from 1.289% to 4.0%. As at December 31, 2006, the Company has advanced $347,431 as its share of the costs in the Leduc formation property.

v)	Palmetto Point Prospect, Mississippi, USA

On February 21, 2006, the Company entered into an agreement (the “Agreement”) with 0743608 B.C. Ltd., (“Assignor”) a British Columbia based oil and gas exploration company, in order to accept an assignment of the Assignor’s ten percent (10%) gross working and revenue interest in a ten-well drilling program (the “Drilling Program”) to be undertaken by Griffin & Griffin Exploration L.L.C., (“Griffin”) a Mississippi based exploration company. Under the terms of the Agreement, the Company paid the Assignor $425,000 as payment for the assignment of the Assignor’s 10% gross working and revenue interest in the Drilling Program. The Company also entered into a joint Operating Agreement directly with Griffin on February 24, 2006.

As of December 31, 2006, five wells were found to be proved wells, and two wells were written off.
On August 4, 2006, the Company elected to participate in additional two wells program in Mississippi owned by Griffin & Griffin Exploration and paid $70,000.

The Drilling Program on the acquired property interests was initiated by Griffin in May 2006 and was substantially completed by Griffin by December 31, 2006. The prospect area owned or controlled by Griffin on which the ten wells were drilled, is comprised of approximately 1,273 acres in Palmetto Point, Mississippi.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

3.	NATURAL GAS AND OIL PROPERTIES (Continued)

Unproved Properties (Continued)

vi)	Palmetto Point Prospect, Mississippi, USA (continued)

In August, 2006, the Company entered into a joint venture agreement with Griffin & Griffin Exploration, LLC. to acquire an interest in a drilling program comprised of up to 50 natural gas and/or oil wells.  The area in which the proposed wells are to be drilled is comprised of approximately 300,000 gross acres of land located between Southwest Mississippi and North East Louisiana. The proposed wells will be targeting the Frio and Wilcox Geological formations. The Company has agreed to pay 10% of all prospect fees, mineral leases, surface leases and drilling and completion costs to earn a net 8% share of all production zones to the base of the Frio formation and 7.5% of all production to the base of the Wilcox formation.

4.	NATURAL GAS AND OIL EXPLORATION RISK

a)	Exploration Risk

The Company’s future financial condition and results of operations will depend upon prices received for its natural gas and oil production and the cost of finding acquiring, developing and producing reserves. Substantially all of its production is sold under various terms and arrangements at prevailing market prices. Prices for natural gas and oil are subject to fluctuations in response to changes in supply, market uncertainty and a variety of other factors beyond its control. Other factors that have a direct bearing on the Company’s prospects are uncertainties inherent in estimating natural gas and oil reserves and future hydrocarbon production and cash flows, particularly with respect to wells that have not been fully tested and with wells having limited production histories; access to additional capital; changes in the price of natural gas and oil; availability and cost of services and equipment; and the presence of competitors with greater financial resources and capacity.

b)	Distribution Risk

The Company is dependent on the operator to market any oil production from its wells and any subsequent production which may be received from other wells which may be successfully drilled on the Prospect. It relies on the operator’s ability and expertise in the industry to successfully market the same. Prices at which the operator sells gas/oil both in intrastate and interstate commerce, will be subject to the availability of pipe lines, demand

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

4.	NATURAL GAS AND OIL EXPLORATION RISK (Continued)

b)	Distribution Risk (continued)

and other factors beyond the control of the operator. The Company and the operator believe any oil produced can be readily sold to a number of buyers.

c)	Credit Risk

A substantial portion of the Corporation’s accounts receivable is with joint venture partners in the oil and gas industry and is subject to normal industry credit risks.

d)	Foreign Operations Risk

The Company is exposed to foreign currency fluctuations, political risks, price controls and varying forms of fiscal regimes or changes thereto which may impair its ability to conduct profitable operations as it operates internationally and holds foreign denominated cash and other assets.

b)	Distribution Risk

The Company is dependent on the operator to market any oil production from its wells and any subsequent production which may be received from other wells which may be successfully drilled on the Prospect. It relies on the operator’s ability and expertise in the industry to successfully market the same. Prices at which the operator sells gas/oil both in intrastate and interstate commerce, will be subject to the availability of pipe lines, demand and other factors beyond the control of the operator. The Company and the operator believe any oil produced can be readily sold to a number of buyers.

5.	PROMISSORY NOTE PAYABLE

	DECEMBER 31, 2006		DECEMBER 31, 2005
Unsecured loan, repayable January 4, 2006, together with accrued interest at a rate of 6.5% per annum. As at December 31, 2006, the promissory note was forgiven and the Company was released from all obligations under the promissory note.	$	Nil	$39,397

During the quarterly period ended June 30, 2006, the Company was released from all obligations under the note payable by the note holder, which amounted to $39,933 including principle and interest accrued before and after maturity. The Company provided no consideration in exchange for this release.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

6.	INCOME TAXES PAYABLE

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, tax credit carry-forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

	2006	2005
Deferred tax assets:
Net operation loss carry-forwards	$1,148,612	$873,214
Total Deferred Tax Assets	390,528	296,893
Valuation allowance for deferred tax assets	(390,528)	(296,893)
	$-	$-
Computed expected (benefit of) income taxes	(93,635)	(193,817)
Increase in valuation allowance	93,635	193,817
	$-	$-

At December 31, 2006, the Company has net operating losses of $1,148,612 which begin to expire in 2019. The Company has not filed any income tax returns and the consolidated financial statements do not include any adjustments that might result from the outcome of any tax assessments.

7.	ASSET RETIREMENT OBLIGATIONS

The Company determined that the net effect of the ARO calculation to the Company’s income statement for the year ended December 31, 2006 is $40,635, (2005: $0). The ARO is calculated using the 5% value of proved properties as at December 31, 2006.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

8.	RECENT ACOUNTING PRONOUNCEMENTS

a)
The FASB issued FASB Interpretation No. (“FIN”) 47 - “Accounting for Conditional Asset Retirement Obligations” in March 2005. FIN 47 clarifies that an entity must record a liability for a conditional asset retirement obligation if the fair value of the obligation can be reasonably estimated. This Interpretation also clarifies the circumstances under which an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. This Interpretation is effective no later than the end of fiscal years

b)	ending after December 15, 2005. The Company does not expect this guidance to have a material impact on its financial statements.

c)
In March 2005, the FASB ratified Emerging Issues Task Force Issue No.04-6 - “ Accounting for Stripping Costs Incurred during Production in the Mining Industry” (“EITF 04-6”), which addresses the accounting for stripping costs incurred during the production phase of a mine and refers to these costs as variable production costs that should be included as a component of inventory to be recognized in costs applicable to sales in the same period as the revenue from the sale of inventory. As a result, capitalization of stripping costs is appropriate only to the extent product inventory exists at the end of a reporting period and the carrying value is less than the net realizable value. Adoption of EITF 04-6 will have no material impact on the Company’s financial position, results of operations or cash flows.

d)
In May 2005, the FASB issued SFAS No. 154 (“SFAS 154”) - “ Accounting Changes and Error Corrections”. SFAS No. 154 established new standards on accounting for changes in accounting principles. SFAS No 154 requires all such changes to be accounted for by retrospective application to the financial statements of prior periods unless prescribed otherwise or it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. Adoption of SFAS No.154 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

e)
In June 2005, the FASB issued Staff Position Paper (“FSP”) 115-1 - “ The Meaning of Other-Than- Temporary Impairment and its Application to Certain Investments”, superseding EITF 03-1. FSP 115-1 will replace the accounting guidance on the determination of whether an investment is other-than temporarily impaired as set forth in EITF 03-1 with references to existing other-than-temporary impairment guidance. FSP 115-1 is effective for reporting periods beginning after December 15, 2005. Adoption of FSP 115-1 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)
8.	RECENT ACOUNTING PRONOUNCEMENTS (continued)

f)
In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an Amendment of FASB Standards No. 133 and 140”. This Statement established the accounting for certain derivatives embedded in other instruments. It simplifies accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation under SFAS No. 133 as well as eliminating a restriction on the passive derivative instruments that a qualifying special-purpose entity (“SPE”) may hold under SFAS No. 140. This Statement allows a public entity to

g)
irrevocably elect to initially and subsequently measure a hybrid instrument that would be required to be separated into a host contract and derivative in its entirety at fair value (with changes in fair value recognized in earnings) so long as that instrument is not designated as a hedging instrument pursuant to the Statement. SFAS No. 140 previously prohibited a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. The Company does not expect the adoption of SFAS No. 155 to have a material effect on its financial condition or results of operations.

h)
In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - an Amendment of FASB Statement No. 140.” This Statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities in accordance with FASB Statement No. 115; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The Statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. This Statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. The Company does not expect the adoption of SFAS No. 156 to have a material effect on its financial condition or results of operations.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

8.	RECENT ACOUNTING PRONOUNCEMENTS (continued)

i)
In April 2006, FASB issued Staff Position No. FIN No. 46R6, (“FSP 46R-6”), “Determining the Variability to Be Considered in Applying FASB Interpretation No. 46R.” This FSP addresses how a reporting enterprise should determine the variability to be considered in applying FIN No. 46R, “Consolidation of Variable Interest Entities.” FIN No. 46R provides guidance on when to consolidate an entity based on exposure to risks and rewards, rather than voting control. It describes the characteristics of a variable interest entity (“VIE”) and how an entity that is involved with a VIE should determine whether its

j)
shares in the VIE’s risks and rewards extensively enough to be the VIE’s primary beneficiary and therefore consolidate it. The guidance in this FSP applied prospectively to all entities with which the Company first became involved with and to all entities previously analyzed under FIN No. 46R when a reconsideration event occurred beginning July 1, 2006. Retrospective application of FIN No. 46R was permitted but not required. The Company adopted this FSP prospectively. Application of this FSP has not had a material impact on the 2006 consolidated financial statements. The impact of this FSP on the Company’s financial statements beyond 2006 is dependent upon the specifics of future arrangements

k)
In June 2006, FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also

l)
provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material effect on its financial condition or results of operations.

m)
In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for

n)
financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a material effect on its financial condition or results of operations.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)
8.	RECENT ACOUNTING PRONOUNCEMENTS (continued)

o)
In September 2006, FASB issued SFAS No. 158, “Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS No. 158 requires, among other things, that a company (1)

p)
recognize a net liability or asset to report the funded status of their defined benefit pensions and other postretirement plans on its balance sheet and (2) measure benefit plan assets and benefit obligations as of the company's balance sheet date. Calendar year-end companies with publicly traded equity securities are required to adopt the recognition and disclosure

q)	provisions of SFAS 158 as of December 31, 2006. The Company does not expect the adoption of SFAS No. 158 to have a material effect on its financial condition or results of operations.

r)
In September 2006, the SEC announced Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 addresses how to quantify financial statement errors that arose in prior periods for purposes of assessing their materiality in the current period. It requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality. It clarifies that immaterial financial statement errors in a prior SEC filing can be corrected in subsequent filings without the need to amend the prior filing. In addition, SAB 108 provides transitional relief for correcting errors that would have been considered immaterial before its issuance. The Company does not expect the adoption of SAB 108 to have a material effect on its financial condition or results of operations.

9.	SHARE CAPITAL

Common Stock

i.
On January 11, 2006, the Company issued 75,000 common shares for exercise of stock options at $0.80 per share.

On January 24, 2006, the Company issued 230,000 common shares for exercise of stock options at $0.80 per share.

On January 25, 2006, the Company issued 12,500 common shares for exercise of stock options at $1.00 per share.

On April 25, 2006, the Company issued 727,271 common shares pursuant to a private placement at $2.75 per share.

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

9.	SHARE CAPITAL (continued)

Preferred Stock

The Company did not issue any preferred stock during the year ended December 31, 2006 (December 31, 2005 - $0).

ii.	Stock Options

Compensation expense related to stock options granted is recorded at their fair value as calculated by the Black-Scholes option pricing model. Options exercised of $195,719 was recorded during the year ended December 31, 2006 (December 31, 2005 - $370,267) related to options granted during the year ended December 31, 2005. The changes in stock options are as follows:

	NUMBER	WEIGHTED AVERAGE EXERCISE PRICE
Balance outstanding, December 31, 2005 Granted Exercised	330,000 300,000 (330,000)	$0.95 0.95 (0.95)
Balance outstanding, December 31, 2006	300,000	$0.95

The following table summarized information about the stock options outstanding at December 31, 2006:

OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
EXERCISE PRICE	NUMBER OF SHARES	REMAINING CONTRACTUAL LIFE (YEARS)	NUMBER OF SHARES
$ 1.15 $ 1.15	240,000 60,000	2.22 2.22	128,000 30,000

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

9.	SHARE CAPITAL (Continued)

iii.	Common Stock Share Purchase Warrants

As at December 31, 2006, share purchase warrants outstanding for the purchase of common shares as follows:

WARRANTS OUTSTANDING
EXERCISE PRICE	NUMBER OF SHARES	EXPIRY DATE
$ 1.50 $ 3.00	2,483,985 727,272	February 1, 2010 April 30, 2009

10.	RELATED PARTIES

During the period ended December 31, 2006, the Company paid $5,290 (2005 - $21,492) for management fees and $39,672 consulting fees to directors of the Company. Amounts paid to related parties are based on exchange amounts agreed upon by those related parties.

11.	SEGMENTED INFORMATION

The Company’s exploration and production activity is divided into segments for Canada and United States. Each of these segments derives revenues from the sales of natural gas and oil. The Company’s business is considered as operating into two segments (Canada and U.S.A.) based upon the Company’s organizational structure, the way in which the operation is managed and evaluated, the availability of separate financial results and materiality considerations. Information about business segments and geographic operations is reported in the following tables:

Year ended December 31, 2006	Canada	United States	Total
1. Segment income (loss) from continuing operations	$(980,836)	$705,438	$(275,398)
2. Revenues from natural gas and oil sales	14,615	502,385	517,000
3. Depreciation, depletion	439,606	28,293	467,899
4. Total assets at year-end	2,055,885	2,332,496	4,388,381

DELTA OIL & GAS, INC.
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006
(Stated in U.S. Dollars)

11.	SEGMENTED INFORMATION (continued)

Year ended December 31, 2005	Canada	United States	Total
1. Segment income (loss) from continuing operations	$(113,436)	$(456,614)	$(570,050)
2. Revenues from natural gas and oil sales	0	7,367	7,367
3. Depreciation, depletion	0	292	292
4. Total assets at year-end	1,883,691	514,427	2,398,118

12.	COMMITMENT AND CONTRACTURAL OBLIGATIONS

A lease agreement for the Vancouver, Canada, office commenced March 1, 2005 and terminated on February 28, 2006, and is on a month-to-month basis. The lease agreement provides a fixed rental fee of $1,295 per month plus additional charges for services supplied by the landlord or incurred on behalf of the client in the previous month.

On March 1, 2005, the Company also rented an office in Calgary, Canada on a month to month basis for $243 per month.

As part of the Memorandum of Understanding, the Company has committed to pay $100,000 as it’s share of the working interest in the 50 well AMI (area of mutual interest) project in Mississippi during the first quarter of 2007.

13.	SUBSEQUENT EVENTS

Subsequent to the year end, the Company elected to participate in Isbill #2 well. The Company has a total cost of $155,862 for its 20% of working interest.

On March 1, 2007 the Company issued 500,000 common shares to its President & CEO as part of his compensation package. The shares issued were at market value at the time of issuance.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Colorado Revised Statutes and our articles of incorporation and our bylaws.

Pursuant to our articles of incorporation and our bylaws, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, (other than an action by or in the right of us) by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the company or is or was serving at the request of us as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably believed to be in our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a pleas of nolo contenders or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in our best interests and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

Our articles of incorporation and bylaws also provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of our company or procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of our company or is or was serving at our request as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in our best interests: but no indemnification shall be made in respect to any claim, issue, or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to us unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

To the extent that a director, officer, employee, fiduciary or agent of a corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in the preceding two paragraphs or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him in connection therewith.

The indemnification provided by the provisions described in this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under our articles of incorporation, the bylaws, agreements, vote of the shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

Item 25. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee		$227
Federal Taxes	$	Nil
State Taxes and Fees	$	Nil
Listing Fees	$	Nil
Printing and Engraving Fees		$500
Transfer Agent Fees		$1,000
Accounting fees and expenses		$5,000
Legal fees and expenses		$20,000

Total		$26,727

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

On January 18, 2007, we granted to Kulwant Sandher, in connection with services to be rendered and his appointment as our Chief Financial Officer, options to purchase 300,000 shares of our common stock at the exercise price of $0.75 per share with the options vesting quarterly over a one year period and exercisable for a period of three years from the date of issuance or expiring on January 17, 2010. These shares and options were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

On July 8, 2007, we cancelled all of the options previously granted to Mr. Sandher and, in consideration for the cancellation of these options and in compensation for Mr. Sandher’s services rendered to the Company to date, we granted him 250,000 shares of common stock in the Company, all of which are considered by our Board of Directors to be fully paid and non assessable upon issuance. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. We did not engage in any general solicitation or advertising.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation, as amended [1]
3.2	By-laws, as amended [1]
5.1	Opinion of Cane Clark LLP, with consent to use
10.1	Agreement to Acquire Interest in Todd Creek [2]
10.2	Agreement to Acquire Interest in Hillspring [2]
10.3	Amendment to Todd Creek and Hillspring Agreements [2]
10.4	Farmout Agreement relating to Cache Slough Prospect [3]
10.5	Farmout Agreement with Odin Capital Inc. relating to Leduc formation test well [4]
10.6	Drilling Program Agreement between Griffin & Griffin Exploration L.L.C. and 0743608 B.C. Ltd. [5]
10.7	Assignment Agreement between Delta Oil & Gas, Inc. and 0743608 B.C. Ltd [5]
10.8	Assignment Agreement of Interests in Cache Slough Prospect [7]
10.9	Assignment and Assumption Agreement for Owl Creek Prospect [8]
10.10	Consulting Agreement with Last Mountain Management, Inc. [9]
14.1	Code of Ethics [6]
23.1	Consent of Independent Registered Public Accounting Firm

1 Incorporated by reference to Registration Statement on Form SB-2 filed on February 13, 2002
2 Incorporated by reference to current report on Form 8-K filed on February 15, 2005
3 Incorporated by reference to current report on Form 8-K filed on September 29, 2005
4 Incorporated by reference to current report on Form 8-K filed on May 26, 2005
5 Incorporated by reference to current report on Form 8-K filed on February 27, 2006
6 Incorporated by reference to annual report on Form 10-KSB for the year ended December 31, 2004
7 Incorporated by reference to quarterly report on Form 10-QSB for the period ended September 30, 2006 filed on November 20, 2006
8 Incorporated by reference to current report on Form 8-K filed on June 2, 2006
9 Incorporated by reference to Amended Registration Statement on Form 10-SB filed on February 27, 2007

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Calgary, Alberta, Canada, on July 24, 2007.

DELTA OIL & GAS, INC.
By:	/s/ Douglas N. Bolen
Douglas N. Bolen Chief Executive Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

DELTA OIL & GAS, INC.
By:	/s/ Kulwant Sandher
Kulwant Sandher Chief Financial Officer July 24, 2007